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                                                                 EXHIBIT 18


                         AGREEMENT AND PLAN OF MERGER


                                     among

                              RCPI HOLDINGS INC.,


                               RCPI MERGER INC.,


                         the INVESTORS LISTED HEREIN

                                      and

                      ROCKEFELLER CENTER PROPERTIES, INC.



                         Dated as of November 7, 1995




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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1         THE MERGER.............................................. 2

         Section 1.1       The Merger..................................... 2
         Section 1.2       Closing........................................ 2
         Section 1.3       Effective Time................................. 3
         Section 1.4       Certificate of Incorporation and By-laws....... 3
         Section 1.5       Directors and Officers......................... 3

ARTICLE 2         EFFECT OF THE MERGER ON THECAPITAL STOCK OF RCPI AND SUB;
                  PAYMENT FOR SHARES...................................... 4

         Section 2.1       Effect on Capital Stock........................ 3
                  (a)      Conversion of Shares of Common Stock........... 4
                  (b)      Cancellation of Common Stock Owned by RCPI,
                           Parent and Sub................................. 4
                  (c)      Conversion of Shares of Sub Common Stock....... 4
         Section 2.2       Payment for Common Stock....................... 4
                  (a)      Exchange Agent................................. 4
                  (b)      Payment Procedures............................. 4
                  (c)      Further Ownership Rights in Common Stock....... 6
                  (d)      Termination of Exchange Fund................... 6
                  (e)      No Liability................................... 6
         Section 2.3       Dissenting Shares.............................. 6
         Section 2.4       Treatment of Warrants and SARs................. 7

ARTICLE 3         REPRESENTATIONS AND WARRANTIES.......................... 7

         Section 3.1       Representations and Warranties of RCPI......... 7
                  (a)      Organization, Standing and Corporate Power..... 7
                  (b)      Capitalization................................. 7
                  (c)      SEC Documents; Financial Statements;
                           Liabilities; Etc............................... 8
                  (d)      Authority..................................... 10
                  (e)      Compliance with Applicable Laws............... 11
                  (f)      Government Approvals; Required Consents....... 11
                  (g)      Non-Contravention............................. 12
                  (h)      Litigation.................................... 12
                  (i)      Taxes and Related Tax Matters................. 13
                  (j)      Certain Agreements............................ 14
                  (k)      Employee Benefits............................. 15
                  (l)      The "Rockefeller Center" Name................. 16
                  (m)      Contracts..................................... 16
                  (n)      Absence of Certain Changes or Events.......... 16
                  (o)      Recommendation of Board of Directors; Vote
                           Required...................................... 17
                  (p)      Opinion of Financial Advisor.................. 18
                  (q)      Accuracy of Information Supplied.............. 18
                  (r)      Proxy Statement............................... 18
                  (s)      Brokers or Finders............................ 19
                  (t)      Government Regulation......................... 19
                  (u)      No Pending Condemnation or Eminent Domain..... 19
                  (v)      Subordination of Certain Leases............... 20
                  (w)      No Insolvency Proceeding...................... 20
                  (x)      Insurance..................................... 20
         Section 3.2       Representations and Warranties of Parent, Sub,
                           Investors and GSMC............................ 21
                  (a)      Organization, Standing and Corporate Power.... 21
                  (b)      Authority..................................... 21
                  (c)      Government Approvals; Required Consents....... 22
                  (d)      Non-Contravention............................. 22
                  (e)      Financing..................................... 23
                  (f)      Proxy Statement............................... 23
                  (g)      Brokers or Finders............................ 23
                  (h)      No Agreement.................................. 23

ARTICLE 4         COVENANTS.............................................. 24

         Section 4.1       Mutual Covenants of RCPI, Parent, Sub, GSMC and
                           Each Investor................................. 24
                  (a)      Satisfaction of Conditions; Additional
                           Agreements.................................... 24
                  (b)      Confidentiality............................... 24
                  (c)      Publicity..................................... 25
                  (d)      Advice of Breach.............................. 25
         Section 4.2       Covenants of RCPI............................. 25
                  (a)      Access to Information and Facilities.......... 26
                  (b)      Ordinary Course............................... 26
                  (c)      Stockholders' Meeting; Fiduciary Duties....... 30
                  (d)      Preparation of the Proxy Statement............ 31
                  (e)      Exclusivity................................... 32
                  (f)      New Leases; Approval Rights................... 32
                  (g)      Notice of Default............................. 33
                  (h)      Bankruptcy Cases.............................. 33
                  (i)      Prepayment of Zell/Merrill Lynch Loans;
                           Termination of Zell Agreements................ 35
                  (j)      Release....................................... 35
         Section 4.3       Covenants of the Investors.................... 35
                  (a)      Releases...................................... 35
                  (b)      Investor Commitments.......................... 35
         Section 4.4       Covenants of GSMC and Whitehall............... 36
                  (a)      GS Board Nominee.............................. 36
                  (b)      GSMC Loans.................................... 36
                  (c)      No Exercise of SARs........................... 37

ARTICLE 5         CONDITIONS PRECEDENT................................... 37

         Section 5.1       Conditions to the Obligations of Parent, Sub,
                           the Investors and RCPI to Effect the Merger... 37
                  (a)      Stockholder Approval.......................... 37
                  (b)      No Injunctions or Restraints.................. 37
                  (c)      HSR Act....................................... 38
                  (d)      Governmental Approvals........................ 38
                  (e)      Required Consents............................. 38
         Section 5.2       Conditions to the Obligations of Parent, Sub
                           and the Investors............................. 38
                  (a)      Accuracy of Representations and Warranties.... 38
                  (b)      Performance of Agreements..................... 39
                  (c)      No Material Adverse Change.................... 39
                  (d)      Liabilities of RCPI........................... 39
                  (e)      Satisfactory Chapter 11 Plan.................. 40
                  (f)      Termination of Zell Agreements................ 40
                  (g)      Condition of the Property..................... 40
                  (h)      Environmental Matters......................... 41
                  (i)      Conveyance of Property........................ 41
                  (j)      No Taxes...................................... 42
                  (k)      Employee Benefits............................. 42
         Section 5.3       Conditions to the Obligations of RCPI......... 43
                  (a)      Accuracy of Representations and Warranties.... 43
                  (b)      Performance of Agreements..................... 43

ARTICLE 6         TERMINATION............................................ 43

         Section 6.1       Termination................................... 43
         Section 6.2       Effect of Termination......................... 45

ARTICLE 7         GENERAL PROVISIONS..................................... 46

         Section 7.1       Certain Definitions........................... 46
         Section 7.2       Notices....................................... 54
         Section 7.3       Interpretation................................ 57
         Section 7.4       Waivers and Amendments........................ 57
         Section 7.5       Expenses and Other Payments................... 58
         Section 7.6       Assignment.................................... 59
         Section 7.7       Directors' and Officers' Insurance; Indemnity. 59
         Section 7.8       Non-Survival of Representations and Warranties 61
         Section 7.9       Entire Agreement; No Third Party Beneficiaries 61
         Section 7.10      Governing Law................................. 61
         Section 7.11      Counterparts.................................. 62



                            EXHIBITS AND SCHEDULES

Schedule A           Cash Flow Requirements

Schedule B           Maximum Permitted RCPI Liabilities
                     Attachment 1 - Other Liabilities

Exhibit A            Form of Certificate of Incorporation

Exhibit B            Form of Release

Exhibit C            Investor Commitments

RCPI Disclosure Schedule
                  Section 3.1(b)(ii)         Capitalization
                  Section 3.1(c)(iii)        Leases with Nondisturbance
                                             Agreements
                  Section 3.1(c)(v)          Subsidiaries
                  Section 3.1(e)             Investigation and Reviews by
                                             Governmental Entities
                  Section 3.1(f)(i)          RCPI Governmental Approvals
                  Section 3.1(f)(ii)         RCPI Required Consents
                  Section 3.1(h)             Litigation
                  Section 3.1(i)(ii)         Taxes and Related Tax Matters
                  Section 3.1(j)             Certain Agreements
                  Section 3.1(k)             Employee Benefits
                  Section 3.1(m)             Contracts
                  Section 3.1(n)             Absence of Certain Changes or
                                             Events
                  Section 3.1(x)             Insurance
                  Section 4.2(b)(C)          Bonuses, Etc.
                  Section 4.2(b)(K)          Waivers, Etc.
                  Section 5.2(h)             Environmental Matters

P&S Disclosure Schedule
                  Section 3.2(c)(i)          Government Approvals; Required
                                             Consents



                         AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of November 7, 1995, among ROCKEFELLER CENTER PROPERTIES, INC., a Delaware corporation ("RCPI"), WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP V, a Delaware limited partnership ("Whitehall"), ROCKPROP, L.L.C., a Delaware limited liability company ("Rockprop"), DAVID ROCKEFELLER ("Rockefeller"), EXOR GROUP S.A., a Luxembourg investment holding company ("Exor"), TROUTLET INVESTMENTS CORPORATION, a British Virgin Islands private company ("Troutlet"), RCPI HOLDINGS INC., a Delaware corporation ("Parent"), RCPI MERGER INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"). Whitehall, Rockprop, Rockefeller, Exor and Troutlet are sometimes referred to herein collectively as the "Investors" and individually as an "Investor." (Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in Section 7.1.)

                  WHEREAS, RCPI owns a $1.3 billion loan secured by a mortgage on property in New York, New York, commonly known as "Rockefeller Center," which is owned by Rockefeller Center Properties ("RCP") and RCP Associates ("RCPA" and together with RCP, the "Borrower"), each a New York partnership under the control of Rockefeller Group, Inc., a New York corporation ("RGI");

                  WHEREAS, the Borrower has filed for protection under Chapter 11 of the Bankruptcy Code in proceedings (the "Borrower's Chapter 11 Case") pending in the United States Bankruptcy Court for the Southern District of New York (Case Nos. 95B42088 and 95B42089), has stopped making payments under the 1985 Loan Agreement and is consequently in default thereunder;

                  WHEREAS, the Board of Directors of RCPI has determined that the merger of Sub with and into RCPI (the "Merger") on the terms and subject to the conditions set forth in this Agreement would be fair to, and in the best interests of, RCPI's stockholders, and the Board of Directors of RCPI has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby;

                  WHEREAS, the Board of Directors of each of Parent and Sub has determined that the Merger on the terms and subject to the conditions set forth in this Agreement would be fair to, and in the best interests of, its stockholders, and the Board of Directors of each of Parent and Sub has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby; and

                  WHEREAS, each of RCPI, the Investors, Parent and Sub wish to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into RCPI at the Effective Time. Upon and after the Effective Time, the separate corporate existence of Sub shall cease and RCPI shall be the surviving corporation in the Merger (the "Surviving Company"). In accordance with the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of RCPI and Sub shall vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of RCPI and Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

                  Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison in New York City at 10:00 a.m. on the fifth Business Day following the date on which the conditions set forth in Article 5 (other than the delivery of the certificates of RCPI and Parent referred to therein) have been satisfied or waived by the party entitled to the benefit of such conditions, or at such other place, time and date as Parent and RCPI may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  Section 1.3 Effective Time. On the Closing Date (or on such other date as Parent and RCPI may agree), Parent, Sub and RCPI shall cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger (the "Effective Time").

                  Section 1.4 Certificate of Incorporation and By-laws.
The Restated Certificate of Incorporation of RCPI shall be amended and restated as of the Effective Time (or, at the election of Parent, immediately following the Effective Time Parent shall amend and restate the Restated Certificate of Incorporation) to be substantially in the form attached hereto as Exhibit A and as so amended and restated shall be the Certificate of Incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The By-laws of Sub at the Effective Time shall be the By-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

                  Section 1.5 Directors and Officers. The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Company.


                                   ARTICLE 2
                          EFFECT OF THE MERGER ON THE
              CAPITAL STOCK OF RCPI AND SUB; PAYMENT FOR SHARES

                  Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of RCPI ("Common Stock") or the holder of any shares of common stock, par value $.01 per share, of Sub ("Sub Common Stock"):

                     (a) Conversion of Shares of Common Stock. Each issued and outstanding share of Common Stock (other than (i) shares of Common Stock held by RCPI or any of its Subsidiaries as treasury shares, (ii) any shares of Common Stock held by Parent or any of its Subsidiaries (including Sub) and
(iii) any Dissenting Shares (as defined below)) shall be converted into the right to receive $8.00 per share net in cash (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such shares in accordance with Section 2.2, without interest thereon, less any required withholding taxes. Each such share of Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest thereon, less any required withholding taxes.

                     (b) Cancellation of Common Stock Owned by RCPI, Parent and Sub. Each share of Common Stock that is owned by, or by any Subsidiary of, RCPI or by Parent or any Subsidiary of Parent (including Sub) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                     (c) Conversion of Shares of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Company.

                  Section 2.2  Payment for Common Stock.

                     (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to RCPI to act as exchange agent in the Merger (the "Exchange Agent"). At or prior to the Effective Time, Parent or Sub shall deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 2.1(a) hereof (the "Exchange Fund").

                     (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Company shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock (collectively, the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as reasonably may be required by the Exchange Agent, and acceptance thereof by the Exchange Agent, each holder of a Certificate shall receive in exchange therefor the Merger Consideration specified in Section 2.1(a) hereof, without interest thereon, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the books and records of RCPI or its transfer agent of Certificates, and if Certificates are presented to RCPI for transfer, they shall be canceled against payment of the Merger Consideration as herein provided. If any payment of Merger Consideration is to be made to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest thereon, less any required withholding taxes.

                     (c) Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

                     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of RCPI for six months after the Effective Time shall be delivered to the Surviving Company upon demand, and any former stockholders of RCPI who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company for payment of their claim for any Merger Consideration, without interest thereon, less any required withholding taxes.

                     (e) No Liability. None of Parent, Sub, RCPI or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such shares in accordance with
Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, less any required withholding taxes. RCPI shall give prompt notice to Parent of any demands received by RCPI for appraisal of shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, RCPI shall not make any payment with respect to, or settle or offer to settle, any such demands.

                  Section 2.4  Treatment of Warrants and SARs.

                  As of the Effective Time, each Warrant and SAR issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.


                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

                  Section 3.1 Representations and Warranties of RCPI. RCPI represents and warrants to each of the Investors, Parent and Sub as follows:

                     (a) Organization, Standing and Corporate Power. Each of RCPI and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite power and authority to engage in its business as currently conducted and to own the assets and properties currently owned by it. Each of RCPI and each of its Subsidiaries is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary or advisable for the carrying out of its business. True, correct and complete copies of the certificate of incorporation and by-laws of each of RCPI and each of its Subsidiaries as in effect on the date hereof, and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and stockholders of RCPI shall have been made available to Parent on or prior to the Closing.

                     (b)   Capitalization.

                            (i)  The authorized capital stock of RCPI
consists of 150,000,000 shares of Common Stock, par value $.01 per share, 38,260,704 of which are currently issued and outstanding. All of such shares of Common Stock (A) are validly issued, fully paid and nonassessable and (B) are free of preemptive rights. There are no shares of capital stock of RCPI held in the treasury of RCPI, and except in respect of the outstanding Warrants and SARs, RCPI's Dividend Reinvestment Plan and the RCPI Indenture, no shares of capital stock of RCPI are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

                           (ii)  Except as set forth on Section 3.1(b)(ii)
of the RCPI Disclosure Schedule, no shares of capital stock or other equity securities of RCPI are issued or outstanding or reserved for any other purpose, and there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character to which RCPI is a party relating to the issued or unissued capital stock or other equity securities or ownership interests of RCPI (or the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting thereof).

                          (iii)  Except as provided in Article ELEVENTH of the
Restated Certificate of Incorporation of RCPI, RCPI has no outstanding bonds, debentures, notes or other obligations whose holders have the right to vote with the holders of Common Stock on any matter.

                     (c)   SEC Documents; Financial Statements; Liabilities;
Etc.

                           (i)  RCPI has made available to Parent a true and
complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by RCPI with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended or supplemented, the "RCPI SEC Documents"), which are all the documents (other than preliminary material) that RCPI was required to file with the SEC since such date. As of their respective dates, the RCPI SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the RCPI SEC Documents (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                          (ii)  The financial statements (including the
notes thereto) of RCPI included in the RCPI SEC Documents comply as to form in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly in accordance with GAAP the financial position of RCPI as of the dates thereof and the results of operations and cash flows of RCPI for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments).

                          (iii)  RCPI has good title to all of its real
property and material assets, including, without limitation, the Mortgage Note and the Mortgage, free and clear of all Liens (other than Permitted Liens and the restrictions on transfer contained in the 1985 Loan Agreement). RCPI has not granted to any Person (other than any holder of a Permitted Lien) any rights, recorded or unrecorded, in the Mortgage or the Mortgage Note. To RCPI's knowledge, no Person, other than RCPI or any holder of a Permitted Lien, has any right or option, recorded or unrecorded, to acquire the Property or any portion thereof or interest therein (except for (x) presently existing rights to renew leases and to lease additional space and (y) rights to renew leases and to lease additional space under leases entered into in accordance with the terms of this Agreement after the date hereof). Section 3.1(c)(iii) of the RCPI Disclosure Schedule sets forth or describes, as of the date hereof, each lease for space in the Property in respect of which RCPI has entered into a nondisturbance agreement, and RCPI has made available to Parent all such nondisturbance agreements. The Mortgage is a valid lien on all the Property and on the Lessor's interest in all Leases (each as defined in the Mortgage), with a priority in all material respects no less than its priority as of September 19, 1985, except for any Permitted Liens and as such priority may be affected by the subordination referred to in Clause
(ii) of Recital G to the Amendment and Restatement of the Mortgage, dated as of December 1, 1988, and the execution and delivery of Leases (as so defined) after the date of recordation of the Assignment of Rents. Except for breaches and defaults described on Section 3.1(c)(iii) of the RCPI Disclosure Schedule, to the knowledge of RCPI, no Person has materially breached any term of the Mortgage or the Mortgage Note, and no circumstance exists that constitutes (with or without notice or lapse of time or both) a default under the Mortgage or the Mortgage Note. The outstanding aggregate principal amount of the Mortgage Note is $1,300,000,000.

                          (iv)  RCPI is the beneficiary under the Title
Insurance and, subject to the Collateral Trust Agreement, has the right to assign its rights under the Title Insurance as provided for therein.

                          (v)   Except as set forth on Section 3.1(c)(v)
of the RCPI Disclosure Schedule, RCPI does not have (nor has it ever had) any direct or indirect Subsidiaries, either wholly or partially owned, and RCPI does not hold any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person.

                          (vi)  Other than (A) the Combination Agreement
and (B) nondisturbance agreements with respect to the leases set forth or described on Section 3.1(c)(iii) of the RCPI Disclosure Schedule and nondisturbance agreements in form reasonably satisfactory to Parent with respect to leases entered into in accordance with the terms of this Agreement after the date hereof, RCPI has never been a party to a merger or consolidation and has not otherwise assumed or become liable for the obligations of any other Person.

                     (d) Authority. RCPI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of the Merger, to the approval of this Agreement by the stockholders of RCPI in accordance with the DGCL. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of RCPI, and no other corporate proceedings on the part of RCPI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject in the case of the Merger, to the approval of this Agreement by the stockholders of RCPI and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by RCPI and constitutes a valid and binding obligation of RCPI enforceable against RCPI in accordance with its terms, subject in the case of the Merger, to the approval of this Agreement by the stockholders of RCPI in accordance with the DGCL, and except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

                     (e) Compliance with Applicable Laws. Each of RCPI and each of its Subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities required in connection with the operation of the businesses of RCPI and its Subsidiaries (the "RCPI Permits"); RCPI and its Subsidiaries are in material compliance with the terms of all RCPI Permits; and, except as RCPI has previously disclosed in writing to Parent, the businesses of RCPI and its Subsidiaries are not being conducted in violation of any Law in any material respect. As of the date of this Agreement, except as set forth on Section 3.1(e) of the RCPI Disclosure Schedule, no investigation or review by any Governmental Entity with respect to RCPI or any of its Subsidiaries is pending or, to the knowledge of RCPI, threatened, nor to the knowledge of RCPI, has any Governmental Entity indicated an intention to conduct the same.

                     (f)   Government Approvals; Required Consents.


                               (i)  No material consent, approval or
authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of RCPI is required in connection with the execution or delivery by RCPI of this Agreement, the consummation by RCPI of the transactions contemplated hereby or compliance by RCPI with the provisions hereof, other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (B) filings with the SEC and any applicable national securities exchange, (C) filings under state securities or "Blue Sky" laws, (D) filings under the HSR Act and (E) as otherwise set forth on Section 3.1(f)(i) of the RCPI Disclosure Schedule (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (E) being referred to as the "RCPI Governmental Approvals").

                              (ii)  No consent, approval or action of, or
filing with, or notice to, any Person (other than a Governmental Entity) is required in connection with the execution or delivery by RCPI of this Agreement, consummation by RCPI of the transactions contemplated hereby or compliance by RCPI with the provisions hereof, other than (A) the approval of this Agreement by the holders of the Common Stock in accordance with the DGCL,
(B) as set forth on Section 3.1(f)(ii) of the RCPI Disclosure Schedule and (C) any consent, approval, action, filing or notice that if not obtained or made would not, individually and in the aggregate, have a Material Adverse Effect on RCPI (any such consents, approvals, actions, filings or notices specified in clauses (A) and (B) being referred to as the "RCPI Required Consents").

                     (g) Non-Contravention. The execution and delivery of this Agreement by RCPI do not, and the consummation of the transactions contemplated hereby and compliance by RCPI with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Restated Certificate of Incorporation or By-laws of RCPI; (ii) if the RCPI Required Consents are obtained or given, as the case may be, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under any material Contract to which RCPI is a party or by or to which it or any of its properties may be bound or subject, or result in the creation of any Lien upon the properties of RCPI, in each case pursuant to the terms of any such Contract; (iii) if the RCPI Governmental Approvals are obtained, result in any violation of any Law applicable to RCPI in any material respect; or (iv) if the RCPI Governmental Approvals and the RCPI Required Consents are obtained or given, as the case may be, result in the violation, revocation or suspension of any RCPI Permit.

                     (h) Litigation. Except as set forth on Section 3.1(h) of the RCPI Disclosure Schedule and except for Permitted Litigations, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the knowledge of RCPI, threatened against or affecting RCPI or any of its Agents in their capacity as such, or any of RCPI's properties or businesses. RCPI is not subject to any order, judgment, decree, injunction, stipulation or consent order specifically naming RCPI of any court or other Governmental Entity.
RCPI has not entered into any agreement to settle or compromise any proceeding pending or threatened against it that has involved any obligation other than the payment of money or for which RCPI has any continuing obligation.

                     (i)   Taxes and Related Tax Matters.

                               (i)  For all taxable years from and after the
year in which RCPI was organized through the most recent December 31, RCPI has been subject to taxation as a real estate investment trust (a "REIT") under Subchapter M of the Code and has satisfied all requirements to qualify as a REIT for such years. In addition, assuming hypothetically that (i) RCPI's taxable year in which the Merger occurs were to close immediately prior to the Closing, and (ii) all recordkeeping and notice requirements in respect of such year will be complied with, then, without giving effect to the Merger, RCPI will be for such hypothetical short year subject to taxation as a REIT under Subchapter M of the Code and will satisfy all requirements to qualify as a REIT for such year. RCPI is not aware of any fact or circumstance that could reasonably be expected to prevent it from continuing so to qualify until the time immediately prior to the Closing (without giving effect to the Merger).

                              (ii)  Except as set forth on Section 3.1(i)(ii)
of the RCPI Disclosure Schedule or as would not, individually and in the aggregate, have a Material Adverse Effect on RCPI:

                     (A) All Taxes required to be paid on or before the date hereof by or with respect to RCPI and its Subsidiaries have been timely paid, and any Taxes required to be paid by or with respect to RCPI and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be timely paid.

                     (B) All Tax Returns required to be filed by or with respect to RCPI or its Subsidiaries on or before the date hereof have been timely filed. All Tax Returns required to be filed by or with respect to RCPI or any of its Subsidiaries after the date hereof and on or before the Effective Time shall be prepared and timely filed in a manner consistent with prior years and applicable Laws. No penalties or other charges are or will become due with respect to the late filing of any Tax Return of RCPI or any of its Subsidiaries or payment of any Tax of RCPI or any of its Subsidiaries required to be filed or paid on or before the Effective Time.

                     (C) With respect to all Tax Returns filed by or with respect to RCPI and any of its Subsidiaries, no audit is in progress and no waiver or agreement for an extension of time has been executed with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax.

                     (D) There are no liens for Taxes upon the assets of RCPI or any of its Subsidiaries except liens for current Taxes not yet delinquent.

                     (E) RCPI has provided Parent copies of all revenue agent reports and related schedules related to pending Tax audits of RCPI or any of its Subsidiaries or any predecessor thereof or any of its Subsidiaries. Neither RCPI nor any of its Subsidiaries has received any notice of deficiency, assessment or proposed deficiency or assessment from any federal, state, local or foreign taxing authority, and neither RCPI nor any of its Subsidiaries has been advised by any such authority that any such notice is forthcoming.

                     (F)   RCPI has not filed a consent to the application of
Section 341(f) of the Code.

                     (G) Neither RCPI nor any of its Subsidiaries has made or become obligated to make, or will become obligated as a result of any event connected with any transaction contemplated herein to make, any "excess parachute payment" as defined in Section 280G of the Code.

                     (H) Neither RCPI nor any of its Subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for Federal income tax purposes.

                     (j) Certain Agreements. Except as set forth on Section 3.1(j) of the RCPI Disclosure Schedule and except for this Agreement, as of the date of this Agreement, neither RCPI nor any of its Subsidiaries is a party to any oral or written plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of whose benefits will be increased, or the vesting of whose benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of whose benefits will be calculated on the basis of any of the transactions contemplated by this Agreement. RCPI has made available to Parent copies of the plans listed on Section 3.1(j) of the RCPI Disclosure Schedule.

                     (k)   Employee Benefits.

                               (i)  Except as set forth on Section 3.1(k) of
the RCPI Disclosure Schedule, neither RCPI nor any of its Subsidiaries is a party to or participates in or has any liability or contingent liability with respect to (A) any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA (collectively, the "Plans"); (B) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former Agent, whether pursuant to contract, arrangement, custom or informal understanding, that does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA); or (C) any employment, consulting or similar agreement. RCPI has made available to Parent true and complete copies of all plans, arrangements and agreements set forth on Section 3.1(k) of the RCPI Disclosure Schedule.

                              (ii)  Except as set forth on Section 3.1(k) of
the RCPI Disclosure Schedule, neither RCPI nor any of its Subsidiaries contributes to, has contributed to, or has any liability or contingent liability with respect to, any multiemployer plan (as defined in section 3(37) of ERISA).

                             (iii)  Except for violations or instances of
noncompliance or nonperformance specifically described on Section 3.1(k) of the RCPI Disclosure Schedule, each of RCPI and each of its Subsidiaries (A) is in compliance with and not in default with respect to statutes, orders, rules and regulations under ERISA and the Code applicable to any Plans sponsored by RCPI; (B) has performed all obligations required to be performed by it with respect to such Plans; (C) is not in violation, and has no knowledge of any default or violation of any third party, in respect of any of the Plans; and
(D) has properly and timely made all required contributions, has fully funded on a termination basis the Plans and has maintained and operated each Plan intended to qualify under section 401(a) of the Code in compliance with the requirements of section 401(a) of the Code (and has maintained and operated any related trust in compliance with the requirements of section 501(a) of the Code.)

                             (iv)   Except pursuant to any agreement set forth
on Section 3.1(k) of the RCPI Disclosure Schedule or in the RCPI SEC Documents, the consummation of the transactions contemplated by this Agreement will not, without additional discretionary action by RCPI, any of RCPI's Subsidiaries, Parent or Sub with respect to current or former Agents of RCPI, entitle any individual to severance pay or accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual.

                     (l) The "Rockefeller Center" Name. RCPI has not sold, conveyed, assigned, pledged or otherwise transferred or disposed of any rights in or to the "Rockefeller Center" name or any variation thereof, nor has RCPI granted to any Person any license or any other right to use the "Rockefeller Center" name or any variation thereof. The foregoing shall not imply that RCPI has or has had any such rights.

                     (m) Contracts. Section 3.1(m) of the RCPI Disclosure Schedule lists (i) all the material Contracts to which RCPI or any of its Subsidiaries is a party or by which RCPI or any of its Subsidiaries is bound or to which any of the assets or properties of RCPI or any of its Subsidiaries is subject and (ii) any material licenses, certificates or permits that RCPI or any of its Subsidiaries holds or to which RCPI or any such Subsidiary is subject. RCPI has made available true and complete copies of each document listed on Section 3.1(m) of the RCPI Disclosure Schedule and a written description of each oral arrangement so listed. Except for defaults, breaches or violations described on Section 3.1(m) or Section 3.1(c)(iii) of the RCPI Disclosure Schedule, neither RCPI nor any of its Subsidiaries is, and, to the knowledge of RCPI, no other parties thereto are, in default, breach or violation of any such contracts. Except for the Combination Agreement and the Investment Agreement, RCPI is not a party to any agreement, arrangement or understanding of any kind with Samuel Zell ("Zell"), any of Zell's Affiliates or any party to the Combination Agreement or the Investment Agreement.

                     (n) Absence of Certain Changes or Events. Except for any change, occurrence or circumstance described on Section 3.1(n) of the RCPI Disclosure Schedule and except as contemplated by this Agreement, since December 31, 1994, RCPI has conducted its businesses only in the ordinary course of business consistent with past practices, and as of the date of this Agreement, there has not been (i) unless and to the extent required to meet the qualification rules for a REIT under Section 857(a) of the Code or to avoid any excise tax under Section 4981 of the Code, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of RCPI's capital stock or any return of any capital or other distribution of assets to stockholders of RCPI; (ii) any investment by RCPI either by the purchase of any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof; (iii) any sale, disposition or other transfer of assets or properties of RCPI in excess of $250,000 individually or $1,000,000 in the aggregate (other than the repayment of Debt or other liabilities as required by the agreements with respect thereto and subject to the terms of RCPI's other agreements as in effect as of the date hereof); or (iv) any change, occurrence or circumstance of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had or would have a Material Adverse Effect on RCPI. For the purposes of the foregoing, the phrase "ordinary course of business consistent with past practices" shall include changes in the ordinary course of business of RCPI instituted as a result of, and shall take into account the effects of, the Borrower's Chapter 11 Case (it being understood that such construction shall not relieve RCPI of any of its obligations under this Agreement).

                     (o) Recommendation of Board of Directors; Vote Required. The Board of Directors of RCPI has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and, subject to Section 6.1(g) hereof, has determined to recommend to its stockholders (the "Recommendation") that its stockholders vote in favor of the adoption and approval of this Agreement. The provisions of clause
(a)(ii) of paragraph A of Article EIGHTH of the Restated Certificate of Incorporation of RCPI have been satisfied. Assuming that the holders of at least 62.5% of the Warrants and SARs approve this Agreement pursuant to the sixth paragraph of the December 1994 Letter, the affirmative vote of a majority of the votes that the holders of the outstanding shares of Common Stock are entitled to cast with respect to the adoption and approval of this Agreement is the only vote of the holders of any class or series of the capital stock of RCPI necessary to approve the Merger and the other transactions contemplated hereby.

                     (p) Opinion of Financial Advisor. RCPI has received the opinion of PaineWebber Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the RCPI stockholders from a financial point of view, and such opinion has not been withdrawn.

                     (q) Accuracy of Information Supplied. Neither this Agreement nor any schedule, exhibit, written statement, list, document or certificate furnished or to be furnished by or on behalf of RCPI to Parent, Sub or any of their Agents or Affiliates in connection with this Agreement or any of the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                     (r)   Proxy Statement.

                               (i)  On the date the Proxy Statement is first
mailed to RCPI's stockholders, at the time of the Stockholders' Meeting (as hereinafter defined) and at the Effective Time, the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and will not contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting that shall have become false or misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished to RCPI in writing by or on behalf of Parent, Sub or any Investor (or any Affiliate of any Investor) expressly for use in the Proxy Statement.

                              (ii)  The accountants who certified the
financial statements and supporting schedules of RCPI included (or incorporated by reference) or to be included (or incorporated by reference) in the Proxy Statement are independent public accountants as required by the Securities Act.

                             (iii)  The financial statements of RCPI included
(or incorporated by reference) or to be included (or incorporated by reference) in the Proxy Statement present or will present fairly the financial position of RCPI and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods specified in accordance with GAAP (subject, in the case of unaudited financial statements, to normal year-end adjustments), and the supporting schedules included (or incorporated by reference) or to be included (or incorporated by reference) in the Proxy Statement present or will present fairly the information required to be stated therein in accordance with GAAP. Except as otherwise stated in the Proxy Statement, such financial statements have been or will have been prepared in conformity with GAAP consistently applied.

                     (s) Brokers or Finders. Except as otherwise disclosed herein or in the Schedules attached hereto, no broker, finder or investment banker (other than PaineWebber Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of RCPI. RCPI has heretofore made available to Parent a complete and correct copy of all agreements between RCPI and PaineWebber Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

                     (t) Government Regulation. RCPI is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act, each as amended. In addition, RCPI is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company," or a "subsidiary company" or a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                     (u) No Pending Condemnation or Eminent Domain. RCPI has no knowledge of any pending or threatened condemnation or eminent domain proceedings that would affect the Property.

                     (v) Subordination of Certain Leases. To the knowledge of RCPI, each of the lease, dated July 1, 1982, between RCP and Radio City Music Hall Productions, Inc., and the lease, dated July 15, 1985, between RCP and Rockefeller Center Management Corporation ("RCMC") relating to the parking garage located at the Property, if and as each such lease has been amended and supplemented, is subject and subordinate to the Mortgage, and none of the tenants under such leases has any rights of nondisturbance under such leases. RCPI has not entered into any agreement pursuant to which RCPI has agreed to recognize the rights of Rockefeller Center Telecommunications Corporation ("RCTC") under that certain Franchise Agreement, dated September 7, 1985, for the Provision of Telecommunications Services between RCMC and RCTC, as it may be amended, notwithstanding a foreclosure on the Property pursuant to the Mortgage.

                     (w) No Insolvency Proceeding. No proceeding for relief under the Bankruptcy Code or for similar relief under the laws of any state has been commenced by or against RCPI.

                     (x) Insurance. Section 3.1(x) of the RCPI Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability and other insurance held by or on behalf of RCPI or any of its Subsidiaries (the "Insurance Policies"), and a brief description of each Insurance Policy, including (i) the amount of any deductible under such Insurance Policy, (ii) a description of each pending claim under such Insurance Policy of more than $50,000, (iii) the aggregate amounts paid out under such Insurance Policy through the date hereof and (iv) the aggregate limit, if any, of the insurer's liability under such Insurance Policy. The Insurance Policies insure against risk and liabilities to the extent and in the manner deemed appropriate and sufficient by RCPI. RCPI and its Subsidiaries are not in default with respect to any provision contained in any Insurance Policy and have not failed to give any notice or present any claim under any such Insurance Policy in a due and timely fashion. Except with respect to any Insurance Policies that are to be replaced as indicated on
Section 3.1(x) of the RCPI Disclosure Schedule, RCPI and its Subsidiaries have received no notice of cancellation or non-renewal of, or denial of coverage under, any Insurance Policy. RCPI has made available to Parent copies of each Insurance Policy.

                  Section 3.2 Representations and Warranties of Parent, Sub, Investors and GSMC. Each Investor represents and warrants to RCPI (with respect to itself and each of Parent and Sub), Parent represents and warrants to RCPI (with respect to itself and Sub) and each of Sub and Goldman Sachs Mortgage Company ("GSMC") represents and warrants (with respect to itself) (provided that in the case of GSMC, all references to this Agreement throughout this Section 3.2 shall mean only the Sections of this Agreement by which GSMC is bound as indicated on the signature pages hereof) as follows:

                     (a) Organization, Standing and Corporate Power. Each of Parent, Sub, GSMC and each of the Investors (other than Rockefeller) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                     (b) Authority. Each of Parent, Sub, GSMC and each of the Investors has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of each of Parent, Sub, GSMC and each of the Investors and no other organizational proceedings on the part of any of Parent, Sub, GSMC or any of the Investors are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Sub, GSMC and each of the Investors and constitutes a valid and binding obligation of each of Parent, Sub, GSMC and each of the Investors enforceable against each of Parent, Sub, GSMC and each of the Investors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

                     (c)   Government Approvals; Required Consents.


                            (i)   No material consent, approval or
authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of Parent, Sub, GSMC or any Investor is required in connection with the execution or delivery by any of them of this Agreement, or the consummation by Parent, Sub, GSMC or any Investor of the transactions contemplated hereby or compliance by Parent, Sub, GSMC or any Investor with the provisions hereof, other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (B) filings under the HSR Act and (C) as otherwise set forth in Section 3.2(c)(i) of the P&S Disclosure Schedule (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (C) being referred to as "P&S Governmental Approvals").

                           (ii)   No material consent, approval or action of,
or filing with, or notice to, any Person (other than a Governmental Entity) is required in connection with the execution or delivery by Parent, Sub, GSMC or any Investor of this Agreement, the consummation by Parent, Sub, GSMC or any Investor of the transactions contemplated hereby or compliance by Parent, Sub, GSMC or any Investor with the provisions hereof, other than those that if not obtained or made would not, individually and in the aggregate, have a material adverse effect on the ability of Parent, Sub, GSMC or such Investor, as the case may be, to consummate the Merger or the other transactions contemplated hereby.

                     (d) Non-Contravention. The execution and delivery of this Agreement by each of Parent, Sub, GSMC and each of the Investors do not, and the consummation of the transactions contemplated hereby and compliance by each of Parent, Sub, GSMC and each of the Investors with the provisions hereof will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or equivalent organizational documents, in each case as amended to date, of Parent, Sub, GSMC or any Investor (other than Rockefeller); (ii) result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any material Contract to which Parent, Sub, GSMC or any Investor is a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon the properties of Parent, Sub, GSMC or any Investor in each case pursuant to the terms of any such Contract; or (iii) if the P&S Governmental Approvals are obtained, result in any violation of any Law applicable to Parent, Sub, GSMC or any Investor in any material respect.

                     (e) Financing. Each Investor has, and at the Closing will have, available to it all the funds necessary to satisfy its obligation under Section 4.3(b).

                     (f) Proxy Statement. The information supplied by each of Parent, Sub and each of the Investors for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of RCPI, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any information previously supplied by any of Parent, Sub or any Investor for inclusion in the Proxy Statement that shall have become false or misleading.

                     (g) Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Sub or any Investor.

                     (h) No Agreement. As of the date hereof, there is no agreement between any of the Investors, Parent, Sub or any of their respective Affiliates, on the one hand, and Mitsubishi Estates Corporation, RGI or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated hereby.


                                   ARTICLE 4

                                   COVENANTS

                         Section 4.1  Mutual Covenants of RCPI, Parent,
Sub, GSMC and Each Investor. With respect to itself only, each of RCPI, each of the Investors, Parent, Sub and, with respect to Sections 4.1(a) and (b) only, GSMC agrees that, except as expressly contemplated or permitted by this Agreement, it shall comply with the following covenants:

                     (a) Satisfaction of Conditions; Additional Agreements. Subject to the terms and conditions of this Agreement, each party hereto agrees to use its reasonable best efforts to cause the conditions set forth in
Article 5 of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including cooperating fully with the other parties, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act.

                     (b) Confidentiality. From and after the date hereof, each party hereto shall, and shall use its best efforts to cause its Affiliates and its and their respective Agents to, keep secret and hold in strictest confidence any and all documents and information identified by any other party as confidential and furnished to such first party (whether before or after the date hereof) in connection with the transactions contemplated hereunder, other than the following: (i) information that has become generally available to the public other than as a result of a disclosure by such party, its Affiliates or its Agents; (ii) information that has become available to such party or an Agent of such party on a nonconfidential basis from a third party having, to the knowledge of such party (after reasonable inquiry), no obligation of confidentiality or other legal or fiduciary obligation of secrecy to a party to this Agreement and that has not itself, to the knowledge of such party (after reasonable inquiry), received such information directly or indirectly in breach of any such obligation; (iii) information that is required to be disclosed by applicable Law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such Affiliate are listed or traded; (iv) disclosures made by any party as shall be reasonably necessary in connection with obtaining the RCPI Required Consents; and (v) disclosures required in connection with the Borrower's Chapter 11 Case. If any party hereto is required to disclose any such confidential information pursuant to applicable Law, such party shall promptly notify each other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with each other party to preserve the confidentiality of such information consistent with applicable Law. In the event the transactions contemplated by this Agreement are not consummated, each party hereto shall return all materials in its possession containing confidential information belonging to another party and shall not use any such information for any purpose whatsoever.

                     (c) Publicity. Except as otherwise required by applicable Law or the rules or regulations of any securities exchange on which the securities of such party or any Affiliate of such party are listed or traded, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of each other party, and in any event, each party agrees that it shall give each other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same.

                     (d) Advice of Breach. RCPI, on the one hand, and Parent, on the other hand (the "notifying party"), shall promptly notify the other in writing of any material breach of any covenant hereunder by the notifying party (and, in the case of Parent, by Sub, GSMC or any Investor) and of any event occurring subsequent to the date of this Agreement of which the notifying party becomes aware that renders any representation or warranty of the notifying party (and, in the case of Parent, of Sub, GSMC or any Investor) contained herein untrue or inaccurate in any material respect. Information provided to a party pursuant to this Section shall not be deemed to cure any breach of any representation, warranty or covenant of the notifying party (and, in the case of Parent, of Sub, GSMC or any Investor) made in this Agreement.

                  Section 4.2 Covenants of RCPI. During the period from the date of this Agreement and continuing until the earlier of the Closing and the termination of this Agreement in accordance with Section 6.1, RCPI agrees that, except as expressly permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing:

                     (a) Access to Information and Facilities. RCPI shall give Parent and its Agents reasonable access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of RCPI and shall make the officers of RCPI available to Parent and its Agents as Parent shall from time to time reasonably request pursuant to reasonable notice. RCPI shall make available to Parent and its Agents (x) all financial statements, rent rolls, environmental reports, engineering reports and other similar documents relating to the Property upon receipt thereof from the Borrower (or, with respect to any such documents received prior to the date hereof, promptly following the date hereof), (y) all filings with the SEC made by or relating to RCPI as promptly as reasonably practicable after filing, in the case of filings made by RCPI, or receipt, in the case of filings made by unrelated third parties, and (z) all information concerning RCPI that Parent and its Agents may reasonably request (provided that such information shall not be required to include any information related to the consideration by RCPI's Board of Directors of the Merger or any Alternate Transaction, except as required by Section 4.2(e) hereof). Notwithstanding the foregoing, to the extent that making any documents or information available to Parent and its Agents pursuant to clause (x) or (z) would violate any confidentiality agreement to which RCPI is a party as of the date hereof, RCPI shall not be obligated to do so; provided, however, that RCPI shall, in such event, (A) use reasonable best efforts to obtain waivers of any such confidentiality agreement to the extent necessary to permit RCPI to make such documents and information available to Parent and its Agents and (B) notify Parent promptly to the extent that it is prohibited from making any such documents or information available to Parent and its Agents under any such confidentiality agreement.

                     (b) Ordinary Course. Except as may otherwise be expressly provided by the terms of this Agreement, RCPI shall (and shall cause each of its Subsidiaries to) (i) operate only in the ordinary course of business consistent with past practices, (ii) not take or permit any action or omission that would cause any of the representations or warranties of RCPI contained herein to become inaccurate in any material respect or any of the covenants of RCPI to be breached in a material manner, and (iii) take such reasonable steps as may be within its power prior to the Closing so that it shall continue to qualify to be taxed as a REIT, based on the income and assets of RCPI for the periods prior to the Closing, as long as a REIT is accorded substantially the same treatment under the United States income tax laws from time to time in effect as under Sections 856-860 of the Code, in effect at the date of this Agreement, as originally executed. For the purposes of the foregoing, the phrase "ordinary course of business consistent with past practices" shall include changes in the ordinary course of business of RCPI instituted as a result of, and shall take into account the effects of, the Borrower's Chapter 11 Case (it being understood that such construction shall not relieve RCPI of any of its obligations under this Agreement).

                  Except as may be required by Law or as expressly provided by the terms of this Agreement, RCPI shall not (and shall cause each of its Subsidiaries not to):

                           (A)   declare or pay any dividend on, or make any
payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, Common Stock or other equity securities unless and to the extent required to meet qualification rules for a REIT under Section 857(a) of the Code or to avoid any excise tax under Section 4981 of the Code;

                           (B)   authorize for issuance, issue, deliver, sell
or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

                           (C)   except as described on Section 4.2(b)(C) of
the RCPI Disclosure Schedule or except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment, consulting or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any current or former director, officer, consultant or employee of RCPI or increase in any manner the compensation or fringe benefits of any current or former director, officer, consultant or employee of RCPI or any of its Subsidiaries, or pay any benefit not required by any existing arrangement or agreement or place any assets in any trust for the benefit of any director, officer or employee of RCPI;

                           (D)   amend its Restated Certificate of
Incorporation or By-laws;

                           (E)   acquire or agree to acquire (x) by merging or
consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to RCPI;

                           (F)   (x)  sell, lease, license, mortgage or
otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of or transfer any of its real property or material assets, whether now owned or hereafter acquired (other than the repayment of Debt or other liabilities as required by the agreements with respect thereto and subject to the terms of RCPI's other agreements as in effect as of the date hereof), (y) sell any of its real property or material assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to it) or (z) assign any right to receive income;

                           (G)   incur any Debt, issue or sell any debt
securities or warrants or other rights to acquire any debt securities of RCPI or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for Debt permitted to be incurred after December 31, 1995 under Section 4.4(b) hereof to fund Permitted Expenses (as hereinafter defined);

                           (H)   make any loans, advances or capital
contributions to, or investments in, any other Person;

                           (I)   form, create or acquire any Subsidiary;

                           (J)   incur or make payments with respect to any
general and administrative expenses or any other expenditures or commitments of any kind, except for (x) the payment of interest on any Debt pursuant to the terms of the agreements with respect thereto, (y) general and administrative expenses in amounts not to exceed the amounts identified as "Total G&A Expenses" on Schedule A incurred or paid during the months set forth on Schedule A and (z) payments required to be made under interest rate swap agreements to which RCPI is a party as of the date hereof in amounts not to exceed the amounts identified as "Swap Expenses" on Schedule A paid during the months set forth on Schedule A (together with any "Transaction Costs" set forth on Schedule B, the payments referred to in clauses (x), (y) and (z) being referred to as "Permitted Expenses"); provided that any amounts to be incurred or paid pursuant to clause (y) or (z) in any month in accordance with Schedule A may be paid in any subsequent month rather than in the scheduled month;

                           (K)   except as described on Section 4.2(b)(K) of
the RCPI Disclosure Schedule, waive, release, grant, or transfer any rights of value or modify or change in any material respect any material existing license, lease, Contract or other document (including, without limitation, the RCPI Indenture);

                           (L)   adopt a plan of complete or partial
liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                           (M)   (x) amend or in any way waive or modify in
any manner adverse to RCPI or the Investors (other than in connection with any debtor-in-possession financing permitted by clause (Q) below) any provision of the Mortgage or the Mortgage Note or the 1985 Loan Agreement or the Purchase Option or (y) exercise the rights granted to it in the Purchase Option and
Article X of the 1985 Loan Agreement;

                           (N)   change any of its accounting principles,
unless required by the SEC or the Financial Accounting Standards Board;

                           (O)   settle or compromise any shareholder
derivative or class action suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $100,000 and in the aggregate in an amount in excess of $1,000,000, other than in consultation and cooperation with Parent, and with respect to any such settlement, with the prior written consent of Parent (which consent shall not be unreasonably withheld);

                           (P)   enter into any transaction or series of
transactions with any Affiliate of RCPI or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to RCPI as would be obtainable by RCPI at the time of such transaction with a Person that is not an Affiliate of RCPI;

                           (Q)   consent to or approve (x) any debtor-in-
possession financing other than the debtor-in-possession financing approved by order of the Bankruptcy Court on October 30, 1995 (the "DIP Facility"), as limited by that certain Stipulation and Order Supplementing Cash Collateral Orders in Connection with Debtor in Possession Financing (the "Stipulation"), except that RCPI shall not consent to any borrowings under subparagraph 1(iii) or (iv) of the Stipulation, or (y) any application of the proceeds of any debtor-in-possession financing that deviates from the uses approved by the Bankruptcy Court or permitted by the Stipulation, in either case, without Parent's written consent, which shall not be unreasonably withheld or delayed; or

                           (R)   agree to take any of the actions described in
clauses (A) through (Q) above.

                     (c) Stockholders' Meeting; Fiduciary Duties. Promptly after the date hereof, RCPI shall give notice of and take all other action necessary in accordance with the DGCL, its Restated Certificate of Incorporation and By-laws and the Exchange Act to convene and hold a meeting of RCPI's stockholders (the "Stockholders' Meeting") as promptly as practicable after the date hereof to, among other things, consider and vote upon this Agreement, and RCPI shall consult with Parent with respect to the date, time and location of, agenda for, and all other arrangements with respect to such meeting. The Board of Directors of RCPI shall not withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Sub the Recommendation, unless the Board of Directors of RCPI concludes in good faith based on the advice of outside legal counsel that such action is necessary for the Board of Directors of RCPI to comply with its fiduciary obligations to stockholders under applicable Law. Unless the Recommendation shall have been withdrawn or modified in a manner adverse to Parent, RCPI shall use its reasonable best efforts to solicit from stockholders of RCPI proxies in favor of the approval and adoption of this Agreement and to secure the vote or the consent of the stockholders required by the DGCL and its Restated Certificate of Incorporation and By-laws to approve and adopt this Agreement.

                     (d)   Preparation of the Proxy Statement.

                           (i)  As soon as practicable following the date of
this Agreement, with all reasonably necessary assistance from Parent, RCPI shall prepare and cause to be filed with the SEC the Proxy Statement. The Proxy Statement shall comply with all applicable provisions of the Exchange Act, including, without limitation, Rule 14a-9 thereunder. RCPI shall provide Parent and its Agents with reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC or the distribution thereof to the stockholders of RCPI, and shall make all reasonable changes thereto requested by Parent or its Agents, and shall not file the Proxy Statement or any amendments thereto to which Parent or its Agents shall reasonably object.

                          (ii)  RCPI will file promptly all reports and
any other definitive proxy or information statements required to be filed by RCPI with the SEC pursuant to the Exchange Act for so long as the delivery of a proxy statement is required in connection with the solicitation of the holders of Common Stock pursuant to the Proxy Statement.

                         (iii)  If any event shall occur as a result of
which it is necessary, in the opinion of legal counsel to Parent or RCPI, to amend the Proxy Statement in order to make the Proxy Statement not misleading in the light of the circumstances existing at the time it is delivered to a holder of Common Stock, RCPI shall forthwith amend the Proxy Statement (in form and substance reasonably satisfactory to legal counsel to Parent) so that, as so amended, the Proxy Statement will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a holder of Common Stock, not misleading.

                     (e) Exclusivity. Prior to the termination of this Agreement pursuant to Article 6 hereof, and except as hereinafter provided, neither RCPI nor any Affiliate thereof, nor any of their respective Agents (collectively, the "RCPI Parties"), shall, directly or indirectly, solicit, pursue or attempt to engage in or enter into any discussions with any Person (including the Borrower and Affiliates thereof) other than the Investors, GSMC, Parent or Sub (or any of their respective Affiliates), with a view toward entering into an Alternate Transaction. Notwithstanding the foregoing, RCPI may respond to and pursue an unsolicited proposal to consummate an Alternate Transaction (an "Alternate Transaction Proposal") that RCPI's Board of Directors determines could be financially superior to the Merger, if, based on the advice of outside legal counsel, RCPI's Board of Directors believes it has a fiduciary duty to the holders of Common Stock under applicable Law to respond to and pursue such Alternate Transaction Proposal; provided that RCPI shall notify Parent of such Alternate Transaction Proposal prior to responding thereto (but RCPI shall not be obligated to disclose the identity of the Person making such Alternate Transaction Proposal or any of the terms thereof). In addition, RCPI may provide at any time information concerning RCPI and the Property to third parties in response to requests for same (but may not provide information about Parent, Sub, GSMC (or its Affiliates), any Investor or this Agreement or anything contained herein or relating hereto unless and to the extent required by Law).

                     (f) New Leases; Approval Rights. Prior to the termination of this Agreement pursuant to Section 6.1 hereof, (i) RCPI shall not, without the prior written consent of Parent, approve the terms of any lease for space in the Property and will object to any such lease submitted to it for approval unless otherwise instructed in writing by Parent, but Parent shall not unreasonably object to, withhold or delay its approval as to any such lease and any objection or disapproval shall be based solely on economic considerations (provided that the form of such lease shall be consistent with the forms of leases for space in the Property in effect as of the date hereof) and (ii) RCPI shall not exercise any other approval rights in its capacity as mortgagee under the Mortgage without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. A failure by Parent to object to any proposed exercise of an approval right by RCPI within five Business Days after a written request for approval by Parent is received by Parent shall be deemed an approval by Parent.

                     (g) Notice of Default. Upon RCPI's obtaining knowledge thereof, it shall give written notice to Parent promptly, but in any event within five Business Days, of the occurrence of any of the following with respect to each of RCPI and any of its Subsidiaries: (i) the occurrence of an event or condition that constitutes a default or an event of default under any material Contract of RCPI or any of its Subsidiaries, specifying the nature and existence thereof and what action RCPI proposes to take with respect thereto; (ii) the pendency or commencement of any material litigation, arbitral or governmental proceeding against RCPI or any of its Subsidiaries;
(iii) any levy of an attachment, execution or other process against their respective assets in excess of $1,000,000 in the aggregate; (iv) any development in its business or affairs that has resulted in, or that RCPI reasonably believes may result in, a Material Adverse Effect on RCPI; (v) the institution of any proceedings against RCPI, or the receipt of notice of potential liability or responsibility of RCPI for any violation, or alleged violation of any Law the violation of which could give rise to a material liability, or have a Material Adverse Effect on RCPI; (vi) the occurrence of an event or condition that may render RCPI unable to qualify as a REIT under the Code or (vii) the occurrence of any other event or condition that would have a Material Adverse Effect on RCPI.

                     (h)   Bankruptcy Cases.

                               (i)   RCPI has filed with the Bankruptcy
Court in the Borrower's Chapter 11 Case its Motion Pursuant to Bankruptcy Code Section 1121(d) to Terminate Exclusivity and for Authority to Conduct Bankruptcy Rule 2004 Examinations (the "Bankruptcy Motion") (x) requesting that the Borrower's exclusive solicitation period be terminated and (y) seeking authorization for RCPI to file its own plan of reorganization for the Borrower. Following a hearing on the Bankruptcy Motion, Borrower has agreed that it will transfer the Property to RCPI pursuant to a chapter 11 plan to be proposed and filed jointly by RGI, Borrower and RCPI in Borrower's Chapter 11 Case (the "Joint Plan for Borrower"). RCPI shall file the Joint Plan for Borrower, which shall be reasonably acceptable to Parent, as promptly as reasonably practicable. In addition, a motion requesting the Bankruptcy Court to set a hearing on approval of the disclosure statement and authorizing commencement of solicitation of acceptances of the Joint Plan for Borrower shall be filed as soon as possible after the filing of the Joint Plan for Borrower and the related disclosure statement, but in any event so as to allow the Joint Plan for Borrower to be confirmed by February 29, 1996.

                              (ii)   Except as specifically set forth in
subparagraph (h)(i) above with respect to the Bankruptcy Motion or subparagraph (h)(iii) below with respect to "emergency" matters, RCPI shall not file or support any material applications, motions, pleadings, chapter 11 plans, disclosure statements or other documents ("RCPI Pleadings") or take any other material action (including, without limitation, accepting or approving any chapter 11 plan or affirming or disaffirming any lease or contract) relating to the Borrower's Chapter 11 Case (it being understood that whether any pleading, document or other action is "material" for purposes of this paragraph shall be reasonably determined by Parent), without the prior consent (in writing, to the extent practicable) of Parent (which consent shall not be unreasonably withheld or delayed).

                             (iii)   Any and all RCPI Pleadings filed by RCPI
in the Borrower's Chapter 11 Case that are material (as reasonably determined by Parent) shall be in form and substance reasonably satisfactory to Parent. RCPI shall not file any material RCPI Pleadings, nor take any other action that is material (as reasonably determined by Parent) in any way relating to the Borrower's Chapter 11 Case without the prior consent (in writing, to the extent practicable) of Parent (which consent shall not be unreasonably withheld or delayed). RCPI shall provide Parent copies of all RCPI Pleadings proposed to be filed by RCPI in the Borrower's Chapter 11 Case and shall fully advise Parent of any material action proposed to be taken by RCPI in any way relating to the Borrower's Chapter 11 Case no less than 48 hours prior to any such proposed filing or action unless there shall not be sufficient time to permit such 48-hour notice, in which event RCPI shall fully advise Parent orally if any such action is to be taken on a short term or "emergency" basis.

                              (iv)   RCPI shall as promptly as reasonably
practicable advise Parent of any "emergency" matters relating to or arising in Borrower's Chapter 11 Case.

                               (v)   Without limiting the foregoing, as
promptly as reasonably practicable, RCPI shall provide Parent with all notices, amendments, stipulations, waivers, requests and consents relating to the DIP Facility.

                     (i) Prepayment of Zell/Merrill Lynch Loans; Termination of Zell Agreements. Concurrently with the execution of this Agreement, RCPI shall take all steps reasonably requested by Parent to terminate the Combination Agreement, and upon receipt of the proceeds of the initial GSMC Loans (as hereinafter defined), RCPI shall repay any and all amounts borrowed by RCPI pursuant to the terms of the Investment Agreement, and shall thereafter take all steps reasonably requested by Parent to terminate the Investment Agreement. Except as permitted by this Section 4.2(i), RCPI shall not, (i) without the prior written consent of Parent, make any payments under or (ii) without the prior written consent of Parent, which shall not be unreasonably withheld, take any action with respect to the Combination Agreement or the Investment Agreement.

                     (j) Release. Concurrently with the execution of this Agreement, RCPI shall execute a release substantially in the form of Exhibit B.

                  Section 4.3 Covenants of the Investors. Each Investor agrees (with respect to itself only) as follows:

                     (a) Releases. Concurrently with the execution of this Agreement, each of the Investors shall (and Whitehall shall cause GSMC and Goldman, Sachs & Co. ("GS") to) execute a release substantially in the form of Exhibit B.

                     (b) Investor Commitments. Immediately prior to the Effective Time, each of the Investors (or its designee) shall contribute to the capital of Parent or Sub an amount in cash equal to the amount set forth opposite such Investor's name on Exhibit C, the sum of which amounts shall be sufficient to satisfy the obligations of Parent and Sub to pay the Merger Consideration to the holders of Common Stock pursuant to Section 2.1(a).

                  Section 4.4  Covenants of GSMC and Whitehall.

                     (a) GS Board Nominee. From the date hereof through the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 6.1, Whitehall shall cause GS to refrain from exercising its rights under the December 1994 Letter to (x) designate the GS Nominee (as defined in the December 1994 Letter) to the Board of Directors of RCPI and (y) enforce RCPI's obligations under the December 1994 Letter to use its best efforts to cause the Board and each committee thereof to include the GS Nominee.

                     (b) GSMC Loans. Concurrently with the execution of this Agreement, GSMC shall make available to RCPI additional credit (secured pursuant to existing security arrangements provided for in the Loan Documents) in an amount up to a total of (A) $33 million plus (B) $12 million to pay Permitted Expenses if the Closing Date shall not have occurred on or before December 31, 1995, in each case under the terms of the Goldman Loan Agreement (the "GSMC Loans"); provided that (1) of the amount described in clause (A), an amount sufficient to pay all interest that will become due from RCPI to Whitehall and GSMC on or before December 31, 1995 shall be available only to pay such interest and (2) of the amount described in clause (B), an amount sufficient to pay all interest that will become due from RCPI to Whitehall and GSMC on or before March 31, 1996 shall be available only to pay such interest. Notwithstanding the provisions of the Goldman Loan Agreement, (i) such additional amounts may be borrowed by RCPI at any time and from time to time after the date hereof, (ii) once borrowed, such amounts may be prepaid by RCPI at any time (without penalty), (iii) once prepaid, such amounts may not be reborrowed by RCPI and (iv) any such amounts shall accrue interest at a rate equal to 10% per annum (compounded quarterly); provided that if any such additional borrowings shall not have been repaid by the earlier of March 31, 1996 and the termination of this Agreement pursuant to Sections 6.1(b), 6.1(f) or 6.1(g), then any such borrowings that remain outstanding shall thereafter be subject to all of the terms and conditions (including interest rate and prepayment provisions) contained in the Goldman Loan Agreement. In consideration of the transactions contemplated by this Agreement, GSMC, on behalf of the Lenders (as defined in the Goldman Loan Agreement), hereby agrees that (x) RCPI shall not be required to use the proceeds of the GSMC Loans to make the prepayments required by Section 2.05(b) of the Goldman Loan Agreement and (y) RCPI shall be deemed not to have breached the Goldman Loan Agreement by reason of having spent amounts reserved for payment of interest (and thus deducted from Net Cash Flow as such term is defined in the Goldman Loan Agreement) for purposes other than payment of interest, provided that such amounts were used to pay expenses of the type included in Permitted Expenses as such term is defined herein.

                     (c) No Exercise of SARs. Whitehall shall not (and shall cause each holder of SARs not to), prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6.1, exercise the SARs, unless RCPI has taken any action and as a result the failure to exercise such SARs would adversely affect the rights of Whitehall or such holders with respect to the SARs, the value of the SARs to Whitehall or such holders or the position of Whitehall, such holders or GSMC in RCPI. The conversion by Whitehall or such holders of any SARs into 14% Debentures (as such term is defined in the Stock Appreciation Rights Agreement) shall be deemed not to be (i) an incurrence of Debt by RCPI in violation of this Agreement or (ii) additional Debt for purposes of determining the satisfaction of the conditions set forth in Section 5.2 of this Agreement.


                                   ARTICLE 5

                             CONDITIONS PRECEDENT

                  Section 5.1 Conditions to the Obligations of Parent, Sub, the Investors and RCPI to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

                     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of a majority of the votes that the holders of the outstanding shares of Common Stock are entitled to cast.

                     (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (an "Injunction") restraining or preventing the consummation of the Merger or subjecting any party or any of its Affiliates to substantial damages as a result of the consummation of the Merger shall be in effect, provided that the party invoking this condition shall have used reasonable best efforts to have such Injunction vacated.

                     (c) HSR Act. All HSR Act waiting periods shall have expired or been terminated.

                     (d) Governmental Approvals. The RCPI Governmental Approvals and the P&S Governmental Approvals shall have been obtained and shall be in full force and effect.

                     (e) Required Consents. The RCPI Required Consents (other than any consents and approvals of the Investors, GSMC and their respective Affiliates) shall have been obtained and be in full force and effect.

                  Section 5.2 Conditions to the Obligations of Parent, Sub and the Investors. The obligations of Parent, Sub and each of the Investors under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of Parent, Sub and each of the Investors and any one of more of which may be expressly waived by Parent, in its sole discretion, except as otherwise required by law:

                     (a) Accuracy of Representations and Warranties. The representations and warranties of RCPI contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects (without regard to any "knowledge" qualifier contained therein) at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct in all material respects (without regard to any "knowledge" qualifier contained therein) as of such specific date). For purposes of this Section 5.2(a), the requirement that the representations and warranties of RCPI shall be true and correct in "all material respects" is not intended to establish a different or higher materiality standard with respect to any representation or warranty that is already qualified by a materiality or a Material Adverse Effect standard by the terms thereof. Parent shall have received a certificate of RCPI dated the Closing Date and signed by an officer of RCPI certifying, to the knowledge of RCPI, to the fulfillment of this condition.

                     (b) Performance of Agreements. RCPI shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date, and Parent shall have received a certificate of RCPI dated the Closing Date and signed by an officer of RCPI certifying, to the knowledge of RCPI, to the fulfillment of this condition.

                     (c) No Material Adverse Change. Since December 31 1994, no material adverse change in the financial condition of RCPI or the financial or physical condition of the Property shall have occurred and be continuing, it being understood that changes in the financial condition of RCPI shall not be considered material for this purpose to the extent such changes are attributable to (i) the initiation of any Permitted Litigation,
(ii) any acceleration or attempted acceleration of indebtedness of RCPI (or any attempt to exercise any rights consequent thereto) as a result of any of the transactions contemplated hereby, or (iii) any event or condition the occurrence of which is reasonably foreseeable based on the disclosures made in RCPI's Annual Report on Form 10-K for the year ended December 31, 1994 or its quarterly reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 (other than a filing for relief under the Bankruptcy Code by RCPI, unless such filing is made with the consent of Parent).

                     (d) Liabilities of RCPI. Except for (i) the liabilities set forth or described on Schedule B, (ii) any liabilities incurred after December 31, 1995 in accordance with Section 4.2(b)(G) to fund Permitted Expenses incurred after December 31, 1995, (iii) any accrued but unpaid interest on the outstanding Debt set forth or described on Schedule B accruing after December 31, 1995, and (iv) Permitted Litigations, as of the Closing Date, there shall be no outstanding Debt or other liabilities or claims (including, without limitation, guaranty obligations) of or against RCPI or any of its Subsidiaries (other than liabilities and claims that, individually and in the aggregate, are de minimis).

                     (e) Satisfactory Chapter 11 Plan. The Joint Plan for Borrower or any other chapter 11 plan (an "Alternative Chapter 11 Plan") confirmed in the Borrower's Chapter 11 Case, shall, among other things, provide for the transfer to the Surviving Company (or its designee approved by Parent) of (i) the Property, (ii) all other real property (including leasehold interests) owned by the Borrower and used in connection with the operation of the Property consistent with past practices and (iii) all personal property (including leasehold interests) owned by the Borrower and material to the operation of the Property consistent with past practices and shall otherwise be filed on a date and be in form and substance reasonably satisfactory to Parent. The maximum amount to be provided (or assumed) by RCPI under the Joint Plan for Borrower or under any Alternative Chapter 11 Plan to be used to fund liabilities of the Borrower or its estate shall not exceed $20 million (exclusive of the debtor-in-possession financing permitted under Section 4.2(b)(Q)), and such funded liabilities shall consist only of liabilities related to administrative expenses, claims entitled to priority under the Bankruptcy Code, cure payments relating to leases and other executory contracts to be assumed (including tenant improvements) reasonably acceptable to Parent, and certain general unsecured claims reasonably acceptable to Parent. The disclosure statement for, and the proceedings relating to confirmation of, the Joint Plan for Borrower or for any Alternative Chapter 11 Plan also shall be in form and substance reasonably satisfactory to Parent.

                     (f) Termination of Zell Agreements. RCPI shall have taken all steps reasonably requested by Parent to terminate the Investment Agreement and the Combination Agreement.

                     (g)   Condition of the Property.  As of the Closing Date,

                               (i)  there shall not exist any violations of
Law relating to the Property or structural defects in the Property that would require the expenditure of more than $25 million to cure, repair or replace (as applicable);

                              (ii)  except for Permitted Liens, there shall
exist no defect of title to the Property arising since the date of the Title Insurance that would materially adversely affect the value of the Property or the ability to operate the Property for its current use; and

                             (iii)  the Borrower shall not have violated or
taken any action inconsistent with any of the covenants set forth in the 1985 Loan Agreement or the Mortgage (other than any covenants relating to the payment of principal or interest on the Mortgage Note), except to the extent that such violation or action together with any other such violations and actions would not have and would not be reasonably likely to have a material adverse effect on the physical or financial condition of the Property.

                     (h)   Environmental Matters.

                               (i)  Except as set forth on Section 5.2(h) of
the RCPI Disclosure Schedule, (A) no portion of the real property owned, operated or subject to any mortgage or security interest held by RCPI shall have been used for the generation, storage, transportation or disposal, if any, of Hazardous Materials and (B) no Hazardous Materials shall be present in, on or under any portion of any such property except to the extent that any such use or presence, individually and in the aggregate, would not have and would not be reasonably likely to have a material adverse effect on the physical or financial condition of the Property.

                              (ii)   Except as set forth on Section 5.2(h)
of the RCPI Disclosure Schedule, RCPI and its Affiliates, and all portions of the real property owned, operated or subject to any mortgage or security interest held by RCPI or its Affiliates, (A) shall be in compliance with all applicable Environmental Laws, (B) shall have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) shall be in compliance with all terms and conditions of any such permit, license or approval, except to the extent that any such noncompliance or failure to receive, individually and in the aggregate, would not have and would not be reasonably likely to have a material adverse effect on the physical or financial condition of the Property.

                     (i) Conveyance of Property. Parent, Sub and each Investor shall be reasonably satisfied that immediately after the Effective Time (or such later time as shall be reasonably determined by Parent) (i) the Property, (ii) all other real property (including leasehold interests) owned by the Borrower and used in connection with the operation of the Property consistent with past practices and (iii) all personal property (including leasehold interests) owned by the Borrower and material to the operation of the Property consistent with past practices will be conveyed to the Surviving Company (or its designee approved by Parent) pursuant to the Joint Plan for Borrower.

                     (j) No Taxes. Prior to the date on which the Proxy Statement is first mailed to the stockholders of RCPI, Parent, Sub and each Investor shall be reasonably satisfied that neither the Merger nor the conveyance of the Property to the Surviving Company (or its designee approved by Parent) will subject the Surviving Company (or its designee approved by Parent) to any liabilities for transfer tax or gains tax under the laws of the City of New York or the State of New York. Notwithstanding any other provision of this Agreement to the contrary, this Section 5.2(j) is intended to be the exclusive provision in this Agreement relating to any liabilities for the taxes referred to in this Section 5.2(j) that may arise from the Merger or the conveyance of the Property to the Surviving Company (or its approved designee).

                     (k) Employee Benefits. Prior to the date on which the Proxy Statement is first mailed to the stockholders of RCPI, Parent, Sub and each Investor shall be reasonably satisfied that, following the consummation of the transactions contemplated hereby, the Surviving Company will not have, at or any time following the Effective Time, whether arising by operation of law or otherwise, any direct or indirect, actual or contingent liability (as a successor employer or otherwise) arising out or relating to the employment (including the performance of services by any consultant) on or prior to the Effective Time of any individual in connection with the operation of the Property (whether or not employed by the Surviving Company at or following the Effective Time), including, but not limited to, under any federal or state labor or tax law, any employment, consulting, severance or other compensatory agreement or arrangement, any collective bargaining agreement or any benefit plan, practice or arrangement, whether such direct or indirect, actual or contingent liability arises prior to, at the time of or following the Effective Time.

                  Section 5.3 Conditions to the Obligations of RCPI. The obligations of RCPI to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of RCPI and any one or more of which may be expressly waived by RCPI, in its sole discretion, except as otherwise required by law:

                     (a) Accuracy of Representations and Warranties. The representations and warranties of Parent, Sub, GSMC and the Investors contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct in all material respects as of such specific date). For purposes of this Section 5.3(a), the requirement that the representations and warranties of Parent, Sub, GSMC and the Investors shall be true and correct in "all material respects" is not intended to establish a different or higher materiality standard with respect to any representation or warranty that is already qualified by a materiality or a Material Adverse Effect standard by the terms thereof. RCPI shall have received a certificate of Parent dated the Closing Date and signed by an officer of Parent certifying, to the knowledge of Parent, to the fulfillment of this condition.

                     (b) Performance of Agreements. Each of Parent, Sub, GSMC and each of the Investors shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date, and RCPI shall have received a certificate of Parent dated the Closing Date and signed by an officer of Parent certifying, to the knowledge of Parent, the fulfillment of this condition.


                                   ARTICLE 6

                                  TERMINATION

                        Section 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the date on which the Proxy Statement is first mailed to the stockholders of RCPI, in the case of Section 6.1(b)(ii), and at any time prior to the Effective Time, whether before or after approval by the stockholders of RCPI, in all other cases:

                     (a)  by mutual written consent of Parent and RCPI;

                     (b) by Parent if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of RCPI set forth in this Agreement that, if not a willful breach, has not been cured within 30 days following receipt by RCPI of notice of such breach from Parent or (ii) the condition set forth in Section 5.2(j) or Section 5.2(k) shall not have been satisfied prior to the date on which the Proxy Statement is first mailed to the stockholders of RCPI;

                     (c) by RCPI if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent, Sub, GSMC or any Investor set forth in this Agreement that, if not a willful breach, has not been cured within 30 days following receipt by Parent, Sub or such Investor of notice of such breach from RCPI;

                     (d) by either Parent or RCPI, if the Merger shall not have been consummated before March 31, 1996 (or such later date as may be agreed to by Parent and RCPI), provided that neither party may terminate this Agreement under this Section 6.1(d) if the failure has been caused by such party's material breach of this Agreement;

                     (e) by either Parent or RCPI, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of RCPI at the Stockholders' Meeting;

                     (f) by Parent, if (i) the Board of Directors of RCPI shall withdraw, modify or change the Recommendation in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the Board of Directors of RCPI shall have recommended to the stockholders of RCPI, or agreed to enter into, an Alternate Transaction; (iii) a tender offer or exchange offer for shares of capital stock of RCPI that would result in the beneficial ownership by any Person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the outstanding shares of any class of capital stock of RCPI is commenced; or (iv) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed that beneficially owns, or has the right to acquire "beneficial ownership" of, more than 50% of the then-outstanding shares of any class of capital stock of RCPI;

                     (g) by RCPI, prior to the occurrence of the vote of the stockholders of RCPI with respect to this Agreement, if (i) RCPI has received an Alternate Transaction Proposal that RCPI's Board of Directors determines in good faith could be financially superior to the Merger, (ii) based on the advice of outside legal counsel, RCPI's Board of Directors believes that it is required to respond to and pursue such Alternate Transaction Proposal in order to comply with its fiduciary obligations to holders of Common Stock under applicable Law, and (iii) RCPI has entered into a definitive agreement to consummate such Alternate Transaction Proposal; or

                     (h) by Parent or RCPI, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable.

                  Section 6.2 Effect of Termination. If this Agreement is terminated and the Merger abandoned pursuant to Section 6.1, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 4.1(b), 4.1(c) and 4.4(b), this Section 6.2 and Section 7.5 shall survive; provided, however, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired.


                                   ARTICLE 7

                              GENERAL PROVISIONS

                          Section 7.1  Certain Definitions.  As used in
this Agreement, unless the context otherwise requires or unless another meaning is specifically indicated, the following terms shall have the meanings set forth in this Section:

                     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                     "Agent" means, with respect to any Person, such Person's officers, directors, employees, fiduciaries, attorneys, accountants, investment bankers, consultants or advisors or other representatives or agents.

                     "Agreement" means this Agreement and Plan of Merger, including all exhibits and schedules hereto, as it may be amended from time to time.

                     "Alternate Transaction" means (i) whether pursuant to or in the context of a proceeding in a Bankruptcy Court or otherwise, (A) a sale of stock or other equity securities or a material portion of assets, tender offer (including a self tender offer) or exchange offer, financing, refinancing, recapitalization, restructuring, liquidation, dissolution, reorganization, merger, consolidation, transfer, foreclosure, deed in lieu of foreclosure or other business combination or similar transaction (or series of transactions) involving RCPI, the Borrower, the Mortgage Note, the Mortgage or the Property and involving or having a value of at least $50 million, in the case of any issuance, repurchase or transfer of stock or other equity securities of RCPI, or $100 million, in the case of any other transaction, or
(B) any other material corporate transaction whose consummation would reasonably be expected to prevent or materially delay the Merger or (ii) a confirmed plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code for RCPI or RCP or RCPA. It is understood and agreed that, without limiting the generality of the foregoing, (x) a reinstatement, restructuring or "cram down" pursuant to 11 U.S.C. Section 1129(b) of the Mortgage Note and the Mortgage would constitute an Alternate Transaction and (y) the rights offering to be effectuated pursuant to the Rights Offering Agreement would not constitute an Alternate Transaction.

                     "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code.

                     "Bankruptcy Court" means the applicable court presiding over the Borrower Chapter 11 Case.

                     "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and other than a day on which (i) banks in the State of New York are authorized or required to be closed or (ii) the New York Stock Exchange, Inc. is closed.

                     "By-laws" means the By-laws of RCPI, as amended or otherwise modified from time to time.

                     "Closing" means the consummation of the transactions contemplated herein in accordance with Section 1.2.

                     "Code" means the United States Internal Revenue Code of 1986, as amended.

                     "Collateral Trust Agreement" means the Collateral Trust Agreement, dated as of December 29, 1994, by and among RCPI and Bankers Trust Company and Gary R. Vaughan, Trustees.

                     "Combination Agreement" means the Agreement and Plan of Combination, dated as of September 11, 1995, between Equity Office Holdings, L.L.C., a Delaware limited liability company, and RCPI.

                     "Contract" means any contract, lease, commitment, understanding, sale, stipulation, order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument or plan, whether written or oral.

                     "Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
(iii) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iv) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (v) all Debt of others referred to in clauses
(i) through (iv) above guaranteed directly or indirectly in any manner by such Person; and (vi) all Debt of others referred to in clauses (i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                     "December 1994 Letter" means the letter agreement, dated December 18, 1994, among GS, Whitehall and RCPI.

                     "Environmental Laws" means all Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants.

                     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                     "GAAP" means generally accepted accounting principles in the United States at the time in effect.

                     "Goldman Loan Agreement" means the Loan Agreement between RCPI, the lender parties thereto and Goldman Sachs Mortgage Company, as Agent, dated as of December 18, 1994.

                     "Governmental Entity" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

                     "Hazardous Materials" includes, without limitation, any hazardous substance, pollutant or contaminant regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning and Community Right-to-Know Act; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; pesticides regulated under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
Section 2601 et seq.; asbestos, polychlorinated biphenyls, and other substances regulated under the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq; source material, special nuclear material, and by-product materials regulated under the Atomic Energy Act; and industrial process and pollution control wastes to the extent regulated under applicable Environmental Laws.

                     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                     "Investment Agreement" means the Investment Agreement, dated as of August 18, 1995, between RCPI and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III.

                     "knowledge" of any Person means actual knowledge of a responsible officer of such person, and, unless otherwise specified, without inquiry having been made by such Person or such officer of such Person.

                     "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

                     "Lien" means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, easement, encroachment or encumbrance.

                     "Loan Documents" means the "Loan Documents" as defined in the Goldman Loan Agreement.

                     "Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages, penalties and expenses (including, without limitation, attorneys' fees and expenses and costs of investigation and litigation).

                     "Material Adverse Effect" means, with respect to any Person, any effect that is or is reasonably likely to be materially adverse to the financial condition of such Person and its Subsidiaries taken as a whole.

                     "Mortgage" means, collectively, (i) the Mortgage and Security Agreement, dated as of September 19, 1985, by RCPA and RCP to RCPI,
(ii) the Consolidation, Extension, Modification and Spreader Agreement, dated as of September 19, 1985, among RCPA, RCP and RCPI, recorded with the City Register of the City of New York, and (iii) the Assignment of Rents, dated as of September 19, 1985, by RCPA and RCP to RCPI, recorded with the City Register of the City of New York, each as amended from time to time.

                     "Mortgage Note" means, collectively, the Mortgage Note, dated as of September 19, 1985, in the amount of $1,255,160,004, in favor of RCPI and the Consolidated Mortgage Note, dated as of September 19, 1985, in the amount of $44,839,996, each as amended from time to time.

                     "1985 Loan Agreement" means the Loan Agreement, dated as of September 19, 1985, among RCPI, RCPA and RCP, as amended from time to time.

                     "P&S Disclosure Schedule" means the disclosure schedule delivered to RCPI by Parent and Sub concurrently with the execution of this Agreement.

                     "Permitted Liens" means (i) all exceptions to title to the Mortgage set forth in the Title Insurance; (ii) Liens created in connection with the Goldman Loan Agreement or the "Loan Documents" as defined therein, including Liens created to secure loans contemplated by Section 4.4(b) hereof; (iii) all nondisturbance agreements set forth on Section 3.1(c)(iii) of the RCPI Disclosure Schedule, and all other nondisturbance agreements hereafter entered into by RCPI in accordance with the terms of this Agreement; (iv) Liens created pursuant to the terms of this Agreement; (v) Liens for taxes not yet due or as otherwise provided in clause (xiii) below;
(vi) easements, rights-of-way, restrictive covenants and concourse, subway and franchise agreements of record as set forth on Schedule B-1 to the Title Report of Ticor Title Insurance Company and Ticor Title Guarantee Company No. 4193-00483 dated October 10, 1995 ("Title Report"), but no other matters set forth in the Title Report other than as covered by clause (i) above or provided for in clause (vii) below; (vii) Liens (other than those described in clause (viii) below) in respect of property imposed by law arising in the ordinary conduct of business, such as materialmen's, mechanics', warehousemen's and other like Liens, which are set forth in the Title Report and the disposition of which (whether by payment, cancellation or otherwise) is provided for in the Joint Plan for Borrower or an Alternative Chapter 11 Plan provided in Section 5.2(e) (the "Approved Plan"); (viii) mechanics', materialmen's and similar Liens filed by reason of work performed by or on behalf of tenants of space in the Property if (A) under the terms of the leases of such tenants, such tenants are obligated to remove and discharge such Liens and to pay for the work that gives rise to such Liens (whether or not such tenants are entitled to an allowance or other reimbursement from their landlord) and (B) the disposition of such Liens (whether by payment, cancellation or otherwise) is provided for in the Approved Plan; (ix) unpaid water charges, sewer rents and vault charges, the disposition of which is provided for in the Approved Plan; (x) leases or subleases granted to others (under which RCP or RCPA is the landlord or sublandlord, as applicable) existing as of the date hereof and those hereafter entered into which are approved pursuant to this Agreement and/or by the Bankruptcy Court; (xi) any Lien approved by the Bankruptcy Court in the Borrower's Chapter 11 Case, including any Lien securing debtor-in-possession financing permitted under
Section 4.2(b)(Q), which is to be paid in full under the terms of the Approved Plan; (xii) the Mortgage; and (xiii) any other Liens (including, but not limited to, Liens for taxes and Liens in respect of property imposed by law arising in the ordinary conduct of business such as materialmen's, mechanic's, warehousemen's and other like Liens), the disposition (whether by payment, cancellation or otherwise) of which is provided for in the Approved Plan or is otherwise approved by Parent; provided, however, that when used in respect of the Mortgage, as opposed to the Property, "Permitted Liens" shall mean only those matters set forth in this definition which are paramount and superior to the lien of the Mortgage.

                     "Permitted Litigations" means (i) the pending, threatened and potential litigation described on Section 3.1(h) of the RCPI Disclosure Schedule, (ii) any derivative or class action suit not described on Section 3.1(h) of the RCPI Disclosure Schedule alleging a breach by the Board of Directors of RCPI of its fiduciary duty to stockholders in connection with a significant corporate transaction; provided that the suits contemplated by this clause (ii) would not, individually and in the aggregate, have a Material Adverse Effect on RCPI and (iii) litigations arising after the date hereof to which RCPI is a party, in the ordinary course of business, involving property, personal injury or contract claims that will not result in any material recovery that is not covered by insurance.

                     "Person" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

                     "Property" shall mean the real and personal property covered by the Mortgage.

                     "Proxy Statement" means the proxy statement filed with the SEC by RCPI in connection with the Stockholders' Meeting, including any amendments thereto.

                     "Purchase Option" means the Purchase Option, dated as of September 19, 1985, among RCPA, RCP and RCPI, as amended.

                     "RCPI Disclosure Schedule" means the disclosure schedule delivered to Parent and Sub by RCPI concurrently with the execution of this Agreement.

                     "RCPI Indenture" means the Indenture, dated as of September 15, 1985, between RCPI and Manufacturers Hanover Trust Company, as amended.

                     "Regulation G, T, U or X" shall mean, respectively, Regulation G, T, U and X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

                     "Restated Certificate of Incorporation" means the Restated Certificate of Incorporation of RCPI, as amended.

                     "Rights Offering Agreement" means the letter agreement, dated the date hereof, between RCPI, GS and Whitehall relating to the effectuation of a rights offering in the event that the stockholders of RCPI do not approve this Agreement, as amended from time to time.

                     "SARs" means the stock appreciation rights issued pursuant to the Stock Appreciation Rights Agreement.

                     "SEC" means the Securities and Exchange Commission.

                     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                     "Stock Appreciation Rights Agreement" means the Stock Appreciation Rights Agreement, dated December 18, 1994, between RCPI and Chemical Bank, as amended.

                     "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

                     "Taxes" means federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related, property, real property transfer and real property gains taxes, import duties and other governmental charges and assessments), whether or not measured or based in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

                     "Tax Return" means any report, return or other information required to be supplied to a Governmental Entity in connection with any Taxes.

                     "Title Insurance" means (i) the title insurance policy set forth in Schedule III to the Collateral Trust Agreement and (ii) the title insurance policy described in the Letter Agreement dated as of December 29, 1994 regarding the assignment by RCPI of its title insurance benefits to the Trustees referred to in clause (i) above.

                     "Warrant Agreement" means the Warrant Agreement dated December 18, 1994 between RCPI and Chemical Bank, as amended.

                     "Warrants" means the warrants for the purchase of shares of Common Stock issued pursuant to the Warrant Agreement.

                  Section 7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmittal confirmation if sent by facsimile or like transmission and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

                     (a)   If to RCPI, to:

                           Rockefeller Center Property, Inc.
                           1270 Avenue of the Americas
                           New York, New York  10020
                           Attention:  Secretary
                           Facsimile:  (212) 698-1453

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Attention:  Cornelius J. Dwyer, Jr.
                           Facsimile:  (212) 848-7179

                     (b)   If to Parent or Sub, to:

                           Whitehall Street Real Estate
                             Limited Partnership V
                           85 Broad Street
                           New York, New York  10004
                           Attention:  Daniel Neidich
                           Facsimile:  (212) 902-3000

                           with copies to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Robert B. Schumer
                           Facsimile:  (212) 757-3990

                           and

                           Each of the Investors and their respective counsel at the addresses set forth in paragraphs (c) - (g) below:

                     (c)   If to Whitehall, to:

                           Whitehall Street Real Estate
                             Limited Partnership V
                           85 Broad Street
                           New York, New York  10004
                           Attention:  Daniel Neidich
                           Facsimile:  (212) 902-3000

                           with copies to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Robert B. Schumer
                           Facsimile:  (212) 757-3990

                           and

                           Sullivan & Cromwell
                           250 Park Avenue
                           New York, New York 10177
                           Attention:  Joseph Shenker
                           Facsimile:  (212) 558-3792

                     (d)   If to Rockprop, to:

                           Tishman Speyer Properties, L.P.
                           520 Madison Avenue
                           New York, New York  10022
                           Attention:  Jerry I. Speyer
                           Facsimile:  (212) 319-1745

                           with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York  10017
                           Attention:  Thomas P. Dore, Jr.
                           Facsimile:  (212) 450-5738

                     (e)   If to Rockefeller, to:

                           Spears, Benzak, Salomon & Farrell, Inc.
                           45 Rockefeller Plaza, 33rd Floor
                           New York, New York  10111
                           Attention:  Richard E. Salomon
                           Facsimile:  (212) 586-6652

                           with a copy to:

                           Milbank, Tweed, Hadley & McCloy
                           1 Chase Manhattan Plaza
                           New York, New York  10005
                           Attention:  Peter W. Herman
                           Facsimile:  (212) 530-5219

                     (f)   If to Exor, to:

                           Exor Group S.A.
                           Voltastrasse, 61
                           Zurich, SWITZERLAND  CH804-1
                           Attention:  Siegfried Maron
                           Facsimile:  011-41-1-262-4212

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Ernest Rubenstein
                           Facsimile:  (212) 757-3990

                     (g)   If to Troutlet, to:

                           Troutlet Investments Corporation
                           c/o Villa Bijou
                           19, Avenue de la Costa
                           Monte Carlo  M.C. 98000
                           MONACO
                           Attention:  Alois Jurt
                           Facsimile:  011-33-93-301-672

                           with copies to:

                           Andreas C. Dracopoulos
                           39 East 51st Street
                           New York, New York  10022
                           Facsimile: (212) 832-9732

                           and

                           Milbank, Tweed, Hadley & McCloy
                           1 Chase Manhattan Plaza
                           New York, New York  10005
                           Attention:  Squire N. Bozorth
                           Facsimile:  (212) 530-5219


                  Section 7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 7, 1995. Dollar amounts referred to in this Agreement shall not be deemed to establish any standard of materiality.

                  Section 7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  Section 7.5  Expenses and Other Payments.

                     (a) Except as otherwise specifically provided herein, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Agents.

                     (b) RCPI agrees that if this Agreement shall be terminated pursuant to:

                               (i)  Section 6.1(b)(i), 6.1(f) or 6.1(g) and
within 30 months after the date on which this Agreement is terminated RCPI shall consummate an Alternate Transaction; or

                              (ii)   Section 6.1(d)  (if (x) each of Parent,
Sub, GSMC and each of the Investors is not in material breach of any covenant, representation or warranty; (y) each of Parent, Sub and each of the Investors is ready, willing and able to consummate the Merger; and (z) each of Parent, Sub, GSMC and each of the Investors has satisfied in all material respects the conditions set forth in Section 5.3 applicable to it) or 6.1(e) and (A) at the time this Agreement is terminated there shall exist an Alternate Transaction Proposal or any Person shall have publicly announced its intention to make an Alternate Transaction Proposal and (B) within 30 months after the date on which this Agreement is terminated RCPI shall consummate an Alternate Transaction;

then RCPI shall pay to Parent an amount equal to $6.5 million less any amounts paid to Parent pursuant to Section 7.5(c).

                     (c) RCPI agrees that if this Agreement shall be terminated pursuant to Section 6.1(e), then RCPI shall pay to Parent an amount equal to $2.925 million.

                     (d) In addition, RCPI agrees that if this Agreement shall be terminated pursuant to Section 6.1 (other than Section 6.1(c)), then RCPI shall pay to Parent all expenses up to an aggregate amount of $2.5 million incurred by Parent, Sub and the Investors in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Agents.

                     (e) Any payment required to be made pursuant to Section 7.5(b) shall be made concurrently with the consummation of the applicable Alternate Transaction, and any payment required to be made pursuant to Section 7.5(c) or (d) shall be made promptly following any termination to which
Section 7.5(c) or (d), as the case may be, applies.

                  Section 7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party and any such assignment made without such consent shall be void and of no effect; provided that each of Parent and Sub shall have the right to assign its rights, interests and obligations hereunder to one or more entities (each a "New Entity") which shall be formed, capitalized and owned by the Investors, and upon such assignment, the parties shall amend this Agreement to provide (a) that, at the election of the Investors, a New Entity (and not RCPI) shall be the Surviving Company of the Merger and (b) for such other modifications to the terms hereof as shall be necessary to reflect the revised structure (it being understood that any such amendment shall not affect the Merger Consideration or any other economic terms of this Agreement); provided further that any Investor may assign any of its rights, interests or obligations hereunder to any of its Affiliates so long as (i) any such Affiliate assignee enters into an agreement by which it agrees to become a party to, and be bound by the terms of, this Agreement and
(ii) the Investor making such an assignment is not relieved of its obligations under this Agreement.

                  Section 7.7  Directors' and Officers' Insurance; Indemnity.
(a) For a period of six years after the Effective Time, the Surviving Company shall maintain in effect policies of directors' and officers' liability insurance in substantially the same form with substantially the same terms and conditions as contained in RCPI's current policies of directors' and officers' liability insurance in an amount not less than the amount currently maintained by RCPI with respect to claims arising from facts or events that occurred prior to the Effective Time; provided that such insurance is available on commercially reasonable terms.

                     (b) Subsequent to the Closing, Parent shall cause the Surviving Company to indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent of RCPI (collectively, the "Special Indemnified Parties") against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Closing, whether asserted or claimed prior to, at or after the Closing
Date, for a period of six years after the Closing Date in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Special Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Special Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable law). In the event of any such claim, action, suit, proceeding or investigation, the Surviving Company, at its expense, shall have the right to defend such claim, action, suit, proceeding or investigation, unless there is, as determined by counsel to the Surviving Company, a conflict or reasonable likelihood of a conflict such that the representation of one or more of the Special Indemnified Parties would be impermissible under applicable standards of professional conduct, in which case, or in the case that the Surviving Company elects not to defend such claim, suit, proceeding or investigation, then the Surviving Company shall pay the reasonable fees and expenses of one counsel selected by the Special Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received and the Surviving Company shall cooperate in the defense of any such matter; provided, however, that, if any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. For the purposes solely of this Section 7.7(b), the corporate law of the State of Delaware shall be assumed to be the "applicable law" referred to in this
Section 7.7(b).

                     (c) For a period of six years after the Effective Time, the Surviving Company shall not amend or otherwise modify Article SEVENTH of its Amended and Restated Certificate of Incorporation or otherwise amend or modify its Amended and Restated Certificate of Incorporation to the extent that such amendment or modification would restrict the Surviving Company's ability to fulfill its obligations under Section 7.7(b).

                     (d) In the event the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 7.7.

                  Section 7.8 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

                  Section 7.9 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (it being understood that except as expressly provided herein, this Agreement shall not affect the Goldman Loan Agreement, the Warrant Agreement, the Stock Appreciation Rights Agreement, the documents executed in connection therewith or the Rights Offering Agreement) and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder (except as provided in Section 7.7).

                  Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby); provided, however, that with respect to matters of corporate law, the DGCL shall govern.

                  Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties has signed or caused this Agreement to be signed as of the date first above written.

                           ROCKEFELLER CENTER PROPERTIES, INC.


                           By: /s/  Steven A. Sandberg
                              ________________________________
                              Name:  Steven A. Sandberg
                              Title: Executive Vice President


                           RCPI HOLDINGS INC.


                           By: /s/  Daniel M. Neidich
                               ________________________________
                              Name:  Daniel M. Neidich
                              Title: President


                           RCPI MERGER INC.


                           By: /s/  Daniel M. Neidich
                               ________________________________
                              Name:  Daniel M. Neidich
                              Title: President


                           WHITEHALL STREET REAL ESTATE
                             LIMITED PARTNERSHIP V

                           By:  W.H. Advisors L.P. V,
                                 General Partner

                                 By:  WH Advisors, Inc. V,
                                       General Partner

                                       By: /s/  Daniel M. Neidich
                                          _____________________
                                          Name:  Daniel M. Neidich


                           ROCKPROP, L.L.C.

                           By:   Tishman Speyer Crown Equities
                                 its Managing Member

                                 By:   Tishman Speyer Associates Limited
                                       Partnership, General Partner


                                       By: /s/  Jerry I. Speyer
                                           _____________________
                                          Name:  Jerry I. Speyer
                                          Title: General Partner


                                 By:   TSE Limited Partnership, General Partner


                                       By: /s/  Charles H. Goodman
                                           _____________________
                                          Name:  Charles H. Goodman
                                          Title: General Partner


                                 /s/ David Rockefeller
                                 ______________________*
                                 David Rockefeller

                           _________
                           * By Peter W. Herman, Attorney-In-Fact


                           EXOR GROUP S.A.


                           By: /s/ Ernest Rubenstein
                               _________________________________
                              Name:  Ernest Rubenstein
                              Title: Attorey-In-Fact


                           TROUTLET INVESTMENTS CORPORATION



                           By: /s/  Squire N. Bozorth
                              _________________________________
                              Name:  Squire N. Bozorth
                              Title: Attorey-In-Fact




                           For Purposes of Sections 3.2, 4.1(a), 4.1(b), 4.3(a) and 4.4(b) only:

                           GOLDMAN SACHS MORTGAGE COMPANY


                           By: /s/  Steven T. Mnuchin
                              _________________________________
                              Name:  Steven T. Mnuchin
                              Title: President of Goldman Sachs
                                     Real Estate Funding Corp.,
                                     General Partner



                                                                             SCHEDULE A

                                                                  ROCKEFELLER CENTER PROPERTIES, INC.
                                                                   Projected Cash Flow Requirements
                                                                            (in millions)
                                                                     Projected REIT Cash Flow (1)
                                                                1995                                        1996
                                              Sept.      Oct.        Nov.       Dec.       Jan.       Feb.        Mar.      TOTAL
                                             ------   -------    --------    -------    -------    -------    --------    -------
Cash Sources
------------
Cash Beginning Balance                                 $ 16.4     $  13.3    $  34.6     $ 24.6    $   6.6     $   5.0    $  16.4
Estimated Interest Income                                 0.1         0.1        0.1        -          0.0         0.0        0.3
GSMC Loan (2)                                                        33.0       -          12.0        -          -          45.0
                                                                 --------    -------    -------    -------    --------    -------
                                                       $ 16.5     $  46.3    $  34.7     $ 36.6    $   6.6     $   5.0    $  61.7
Cash Requirements
-----------------
Interest Expense
 Current Coupon Convertible Debentures (3)             $  -       $   -      $   -       $ 27.7    $   -       $   -      $  27.7
 Zero Coupon Convertible Debentures                       -           -          -          -          -           -          -
 Floating Rate Notes                                      -           -          2.9        -          -           2.9        5.8
 14% Debentures                                           -           -          5.4        -          -           -          5.4
 Working Capital                                          -           -           -         -          -           -           -
                                                      -------    --------    -------    -------    -------    --------    -------
Total Interest Expense                                 $  -       $   -      $   8.3     $ 27.7    $   -       $   2.9    $  38.9
Total G&A Expenses                                        2.4         1.6        1.9        1.7        1.7         1.7       10.8
Swap Expenses                                             0.8         -          -          0.6        -           0.4        1.8
Repayment of Unsecured Debt (2)                           -           10.2      -           -          -           -         10.2
                                                      -------    --------    -------    -------    -------    --------    -------
Total Cash Requirements                                $  3.2     $  11.8    $  10.1     $ 30.0    $   1.7     $   5.0    $  61.7

Ending Cash Balance (Deficit) (4)            $ 16.4    $ 13.3     $  34.6    $  24.6     $  6.6    $   5.0     $   0.0    $   0.0

(1)      All numbers have been rounded to the nearest $100,000.
(2) Assumes concurrent funding of GSMC Loan and termination of Investment Agreement on November 10, 1995.
(3) Interest payment on the Current Coupon Convertible Debentures scheduled for December 31, 1995 is payable on January 2, 1996.
(4) Assumes waiver of the net cash flow sweep and interest reserve requirements upon signing of the Merger Agreement.



                                  Schedule B



                  Maximum Permitted RCPI Liabilities
                         as of December 31, 1995
                  ----------------------------------

Outstanding Debt: (1)
    Current Coupon Convertible Debentures                  $213,170,000
    Zero Coupon Convertible Debentures                      360,283,410
    Floating Rate Notes                                     117,285,234
    GSMC Loan (2)                                            33,467,500
    14% Debentures                                           75,787,500
                                                           ------------
Total Outstanding Debt                                     $799,993,644

Other Liabilities:
    Swaps (3)                                                10,000,000
    Transaction Costs (4)                                     8,000,000
    Liquidation Expenses and Other
      Liabilities (see Attachment 1)                          5,588,196
    Zell Breakup Fee and Related
      Expenses (5)                                           11,575,000
                                                           ------------
Total Other Liabilities(6)                                 $ 35,163,196

Total Liabilities                                          $835,156,840

(1) Includes accrued interest, except in the case of the Current Coupon Convertible Debentures which is payable on January 2, 1996.

(2) Assumes 10% per annum fixed rate interest accrual, compounded quarterly.

(3) Subject to adjustment to reflect changes in interest rates following the date of this Agreement.

(4) Includes only professional fees to PaineWebber, Weil, Gotshal & Manges, Shearman & Sterling, and expense liabilities payable to GS, GSMC and Whitehall under existing agreements. This amount will be increased by the amount, if any, by which the expense liabilities payable to GS, GSMC and Whitehall under existing agreements exceed $750,000.

(5) Such amount shall be increased by the interest accrued from the 90th day after termination of the Combination Agreement on a portion of such amount equal to $9,575,000 at 8% per annum, compounded semiannually.

(6) Such liabilities do not include Property-related bankruptcy costs and expenses of the Borrower to be assumed by RCPI pursuant to Section 5.2(e) hereof.

                                 Attachment 1

                               Other Liabilities
                               _________________

                  (Amounts estimated as of December 31, 1995)

All Permitted Litigation and any expenses incurred by RCPI in connection therewith and any indemnity payments due from RCPI to its officers and directors in connection therewith.


Audit Fees                                               $  150,000
Property Appraisal                                          150,000
Investor Relations Consulting                               150,000
Consulting Fees                                              20,000
Office space lease (future cash rent
   to the end of the lease)                                 770,000
Tax Return Preparation Fees                                  10,000
Directors' Fees and Expenses                                  5,000
Property Inspection                                           7,500
Registrar and Transfer Agent Fees                            35,000
Dividend Reinvestment Plan                                    2,000
Investor Communications                                      50,000
Taxes                                                         2,500
Data Processing                                               5,000
Travel and Reimbursable Expenses                              3,000
Telephone Service                                             3,000
Miscellaneous                                               127,000
Office Equipment Leases                                      26,100
EDGAR Filings -- Merrill Corporation                         25,000
Payroll -- Salaries                                          20,745
Payroll -- Taxes                                             19,702
Payroll -- Incentive Savings Plan                             3,166
Contractual Severance Pay                                 1,602,000
Contractual Severance Benefits                              152,429
Retirement Plan                                             513,000
Directors' and officers' insurance                        1,736,054
                                                         ----------
Total                                                    $5,588,196



                                                                   EXHIBIT A




                                    FORM OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                            [THE SURVIVING COMPANY]



         1.    Name.  The name of the corporation is [Name] (the
"Corporation").

         2. Address; Registered Office and Agent. The address of the Corporation's registered office is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, State of Delaware; and its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

         4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: One thousand (1,000), all of which shall be shares of Common Stock of the par value of one cent ($.01) each.

         5. Election of Directors. The number of directors shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. Members of the Board of Directors of the Corporation (the "Board") may be elected either by written ballot or by voice vote.

         6. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

         Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         7.    Indemnification.

               7.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation or its predecessor, or at the request of the Corporation or its predecessor, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including, without limitation, attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation or its predecessor (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or its predecessor or to an Other Entity at the request of the Corporation or its predecessor to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.

               7.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

               7.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

               7.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

               7.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

               7.6 The provisions of this Section 7 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 7 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 7 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

               7.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

               7.8 Any director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

               7.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 7 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought.
Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         8. Adoption, Amendment and/or Repeal of By-Laws. The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.


                                                                     EXHIBIT B


                                FORM OF RELEASE


         RELEASE, dated as of November __, 1995, made by [RCPI][Investor][GSMC][GS] (together with its predecessors, successors and assigns, the "Releasor") in favor of each of the Released Parties (as defined herein).

         This Release is being executed and delivered pursuant to Section [4.2(j)] [4.3(a)] of the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among Rockefeller Center Properties, Inc., a Delaware corporation, RCPI Holdings Inc., a Delaware corporation, RCPI Merger Inc., a Delaware corporation and a wholly owned subsidiary of RCPI Holdings Inc., and the Investors named therein. Capitalized terms used but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         The Releasor does hereby release and forever discharge (on behalf of itself and its Affiliates) the Released Parties from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, obligations, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims and demands of any kind relating to RCPI (collectively, "Claims"), whether in law, admiralty, or equity, that the Releasor or any of its Affiliates ever had, now has, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing from the beginning of the world until the execution of this Release arising from or relating to (a) any breach of contract by any Released Party, but only if such breach occurred prior to the date of this Release, or (b) to the extent not arising out of a breach of contract, actions or omissions of any Released Party with respect to the Releasor or any of its Affiliates, but only if such actions or omissions occurred prior to the date of this Release. For purposes of this Release, the term "Released Parties" means [RCPI] [each of GSMC, GS and each of the Investors] and its Affiliates and Agents (each in its capacity as such) and their respective predecessors, successors and assigns.

         Notwithstanding anything to the contrary herein, the Releasor does not hereby release any Released Party from the performance of any continuing obligation that such Released Party has under or relating to any agreement, arrangement or understanding (whether oral or written) whose terms provide that the beneficiary of any such obligation is the Releasor or any of its Affiliates, including, without limitation, the Merger Agreement, the Loan Documents and any other agreements executed in connection with the Loan Documents, and the Releasor does not hereby release any Released Party from any Claims arising from and after the execution hereof relating to such Released Party's performance of any such obligations.

         This Release is not intended to confer upon any person other than each of the Released Parties any rights or remedies hereunder.

         This Release shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of law to the extent the application of the laws of another jurisdiction would be required thereby).

         IN WITNESS WHEREOF, the Releasor has caused this Release to be signed by its officer thereto duly authorized as of the date first above written.

                                 [RELEASOR]



                                 By:___________________
                                    Name:
                                    Title:


                                                                     EXHIBIT C



                             Investor Commitments


Investor                                              Commitment
--------                                              ----------
Whitehall Street Real Estate
  Limited Partnership V                              $134,031,880
Rockprop, L.L.C.                                     $ 15,639,686
David Rockefeller                                    $ 15,639,686
Exor Group S.A.                                      $ 70,387,190
Troutlet Investments Corporation                     $ 70,387,190